Exhibit 10.2

DEBTOR-IN-POSSESSION

TERM LOAN CREDIT AGREEMENT

by and among

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Administrative Agent,

THE LENDERS THAT ARE PARTIES HERETO

as the Lenders,

and

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

as Borrower

Dated as of April 30, 2017

Page

1.	DEFINITIONS AND CONSTRUCTION.		1

	1.1.	Definitions	1
	1.2.	Accounting Terms	2
	1.3.	Code	2
	1.4.	Construction	2
	1.5.	Time References	3
	1.6.	Schedules and Exhibits	3

2.	LOANS AND TERMS OF PAYMENT.		3

	2.1.	Term Loan.	3
	2.2.	[Intentionally Omitted].	4
	2.3.	Borrowing Procedures.	4
	2.4.	Payments; Reductions of Commitments; Prepayments.	6
	2.5.	Promise to Pay.	10
	2.6.	Interest Rate: Rates, Payments, and Calculations.	10
	2.7.	Crediting Payments	11
	2.8.	Designated Account	11
	2.9.	Maintenance of Loan Account; Statements of Obligations	11
	2.10.	Fees	12
	2.11.	[Intentionally Omitted].	12
	2.12.	LIBOR.	12
	2.13.	Capital Requirements.	13

3.	CONDITIONS; TERM OF AGREEMENT.		14

	3.1.	Conditions Precedent to the Effectiveness of this Agreement	14
	3.2.	Conditions Precedent to all Extensions of Credit	14
	3.3.	Maturity	15
	3.4.	Effect of Maturity	15
	3.5.	Early Termination by Borrower	15

4.	REPRESENTATIONS AND WARRANTIES.		15

	4.1.	Due Organization and Qualification; Subsidiaries.	16
	4.2.	Due Authorization; No Conflict.	16
	4.3.	Governmental Consents	17
	4.4.	Binding Obligations; Perfected Liens.	17
	4.5.	Title to Assets; No Encumbrances	17

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(continued)

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(continued)

-iii-

(continued)

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(continued)

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibit D	Budget
Schedule A-1	Administrative Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Intentionally Omitted
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 3.6	Post-Closing Items
Schedule 4.1(b)	Capitalization of Borrower
Schedule 4.1(c)	Capitalization of Borrower’s Subsidiaries
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.6	Litigation
Schedule 4.8	Material Adverse Effect
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.20	Material Contracts
Schedule 4.24	Location of Equipment
Schedule 4.26	Immaterial Subsidiaries
Schedule 5.14	List of Chief Executive Offices
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.19	Milestones
Schedule 6.5	Nature of Business

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DEBTOR-IN-POSSESSION TERM LOAN CREDIT AGREEMENT

THIS DEBTOR-IN-POSSESSION TERM LOAN CREDIT AGREEMENT (this “Agreement”), is entered into as of April 30, 2017, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WILMINGTON SAVINGS FUND SOCIETY, FSB, as administrative agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”), and NUVERRA ENVIRONMENTAL SOLUTIONS, INC., a Delaware corporation (“Borrower”).

WHEREAS, on the date hereof (the “Filing Date”), Borrower and certain of its affiliates (collectively, the “Debtors”) will file voluntary petitions for relief under Chapter 11 of the Bankruptcy Code (to be jointly administered, collectively, the “Cases”) before the United States Bankruptcy Court for the District of Delaware (together with any other court having competent jurisdiction over the Cases from time to time, the “Bankruptcy Court”);

WHEREAS, the Debtors are continuing to operate their businesses and manage their properties as debtors-in-possession under Section 1107 and 1108 of the Bankruptcy Code;

WHEREAS, pursuant to that certain Term Loan Credit Agreement, dated as of April 15, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Prepetition Credit Agreement”), by and among Borrower, Wilmington Savings Fund Society, FSB, as administrative agent (in such capacity, “Prepetition Agent”), and the lenders from time to time party thereto (the “Prepetition Lenders”), Prepetition Lenders made certain term loans and other financial accommodations available to Borrower prior to the Filing Date on the terms and conditions set forth therein, which term loans and other financial accommodations and all other Prepetition Obligations thereunder are secured by Liens on substantially all the assets of Borrower and its Subsidiaries;

WHEREAS, Borrower has requested that the Lenders provide a secured term credit facility (the “DIP Facility”) to Borrower to (i) fund certain fees and expenses associated with the DIP Facility incurred during the Cases, subject to the Budget, (ii) finance the ongoing general corporate needs of Borrower and the other Debtors incurred during the Cases, subject to the Budget, (iii) pay for certain of the Debtors’ administrative expenses incurred during the Cases as debtors and debtors-in-possession under the Bankruptcy Code, subject to the Budget, and (iv) provide for adequate protection in favor of Prepetition Lenders and the “Lenders” under and as defined in the Revolving Credit Agreement, as applicable, until the Revolving Credit Agreement Obligations are paid in full upon entry of the Final Order; and

WHEREAS, Lenders are willing to provide the DIP Facility on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1.    Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2.    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Administrative Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions prior to giving effect to such Accounting Change and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3.    Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4.    Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the indefeasible payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans (subject to the proviso to Section 2.1(b)), (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the payment or repayment in full in immediately available funds of all other outstanding Obligations other than unasserted contingent indemnification Obligations, and (c) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5.    Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in Atlanta, Georgia on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Administrative Agent or any Lender, such period shall in any event consist of at least one full day.

1.6.    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOANS AND TERMS OF PAYMENT.

2.1.    Term Loan.

(a)    Subject to the terms and conditions of this Agreement, each Term Lender agrees (severally, not jointly or jointly and severally) to make a simultaneous loan or loans (“Term Loans”) to Borrower in an amount not to exceed such Lender’s Term Commitment as follows:

(i)    The Initial Advance. Subject to the terms and conditions set forth herein and in the Financing Order, each Lender severally agrees to make a Term Loan to Borrower on the Closing Date (such loan, the “Initial Advance”) in an amount equal to its Pro Rata Share of the lesser of (x) $2,500,000 and (y) the amount authorized by the Bankruptcy Court in the Interim Order (such lesser amount, the “Initial Advance Amount”); and

(ii)    Subsequent Advances. Subject to the terms and conditions set forth herein and in the Financing Order, each Lender severally agrees to make a Term Loan to Borrower on each Subsequent Advance Date (each such loan, the “Subsequent Advance”) in an amount equal to its Pro Rata Share of the lowest of (x) (A) $12,500,000, minus (B) the sum of the Initial Advance Amount and all prior Subsequent Advance Amounts, (y) the Required Budget Amount and (z) the amount authorized by the Bankruptcy Court in the Financing Order (each such lowest amount, the “Subsequent Advance Amount”);

provided that, notwithstanding the foregoing, the aggregate amount of Advances made prior to the entry of the Final Order by the Bankruptcy Court (including the Initial Advance Amount) shall not exceed $7,500,000.

(b)    Amounts borrowed pursuant to this Section 2.1 may be repaid subject to the terms and conditions of this Agreement, but once repaid may not be reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Term Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable in cash on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement; provided that, subject to and as described in Borrower’s confirmed Chapter 11 plan of reorganization, which is consistent with the Restructuring Support Agreement and otherwise satisfactory to the Lenders, all or a portion of the Obligations may be satisfied on the Maturity Date by the issuance to the Lenders of Equity Interests of reorganized Borrower on terms and conditions set forth in such confirmed Chapter 11 plan of reorganization.

2.2.    [Intentionally Omitted].

2.3.    Borrowing Procedures.

(a)    Procedure for Borrowing Term Loans. Each Borrowing described in Section 2.1(a) shall be made by a written request by an Authorized Person delivered to Administrative Agent and each Lender and received by Administrative Agent and each Lender no later than 10:00 a.m. on the Business Day that is 2 Business Days prior to the requested Funding Date (or such later time as agreed upon by the Administrative Agent with respect to a particular Borrowing), specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Administrative Agent may, in its sole discretion, elect to accept as timely requests that are received later than 10:00 a.m. on the applicable Business Day. At Administrative Agent’s and the Lenders’ sole election, in lieu of delivering the above-described written request, any Authorized Person may give Administrative Agent and the Lenders telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b)    [Intentionally Omitted].

(c)    Making of Term Loans.

(i)    If an Authorized Person has delivered notice to the Administrative Agent and each of the Lenders of a requested Borrowing in accordance with Section 2.3(a), then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Administrative Agent in immediately available funds, to Administrative Agent’s Account, not later than 10:00 a.m. on the Business Day that is the requested Funding Date. After Administrative Agent’s receipt of the proceeds of such Term Loans from the Lenders as provided in the preceding sentence, Administrative Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Administrative Agent to the Designated Account; provided, that, unless such condition has been waived by the Required Lenders pursuant to Section 2.14(a), no Lender shall have an obligation to make more than one Advance in any week or make any Term Loan if one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing.

(ii)    Unless Administrative Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is one Business Day prior to the requested Funding Date relative to a requested Borrowing as to which Administrative Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Administrative Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Administrative Agent may (but shall not be required to) assume that each Lender has made or will make such amount available to Administrative Agent in immediately available funds on the Funding Date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Administrative Agent in immediately available funds and if Administrative Agent has made available to Borrower such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Administrative Agent in immediately available funds, to Administrative Agent’s Account, no later than

10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Administrative Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Administrative Agent in immediately available funds as and when required hereby and if Administrative Agent has made available to Borrower such amount, then that Lender shall be obligated to immediately remit such amount to Administrative Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Administrative Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Administrative Agent, then such payment to Administrative Agent shall constitute such Lender’s Term Loan for all purposes of this Agreement. If such amount is not made available to Administrative Agent on the Business Day following the Funding Date, Administrative Agent will notify Borrower of such failure to fund and, upon demand by Administrative Agent, Borrower shall pay such amount to Administrative Agent for Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Term Loans composing such Borrowing.

(d)    [Intentionally Omitted].

(e)    [Intentionally Omitted].

(f)    Notation. Administrative Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Term Loans owing to each Lender, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)    Defaulting Lenders.

(i)    Notwithstanding the provisions of Section 2.4(b)(ii), Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Administrative Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Administrative Agent shall transfer any such payments (A) first, to each Non-Defaulting Lender ratably in accordance with their Pro Rata Shares (but, in each case, only to the extent that such Defaulting Lender’s portion of a Term Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (B) second, in Administrative Agent’s sole discretion, to a suspense account maintained by Administrative Agent, the proceeds of which shall be retained by Administrative Agent and may be made available to be re-advanced to or for the benefit of Borrower (upon the request of Borrower and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Term Loans (or other funding obligations) hereunder, and (C) third, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (G) of Section 2.4(b)(ii). Subject to the foregoing, Administrative Agent may hold and, in its discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Administrative Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Administrative Agent and Borrower shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Administrative Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Administrative Agent, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower or any other Loan Party of its duties and obligations hereunder to Administrative Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at its option, upon written notice to Administrative Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Administrative Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations; provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(h)    Independent Obligations. The Term Loans shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Term Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4.    Payments; Reductions of Commitments; Prepayments.

(a)    Payments by Borrower.

(i)    Except as otherwise expressly provided herein, all payments by Borrower shall be made to Administrative Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Administrative Agent later than 1:30 p.m. shall be deemed to have been received (unless Administrative Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)    Unless Administrative Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Administrative Agent may (but shall not be so required) assume that Borrower has made (or will make) such payment in full to Administrative Agent on such date in immediately available funds and Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Administrative Agent on the date when due, each Lender severally shall repay to Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)    Apportionment and Application.

(i)    [Intentionally Omitted].

(ii)    Except as otherwise set forth in the Financing Order and the Pari Passu Intercreditor Agreement, all payments remitted to Administrative Agent and all proceeds of Collateral received by Administrative Agent or Collateral Agent shall be applied as follows:

(A)    first, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any Agent under the Loan Documents, until paid in full,

(B)    second, ratably, to pay any fees, premiums or other Obligations then due to any Agent under the Loan Documents until paid in full,

(C)    third, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(D)    fourth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(E)    fifth, ratably, to pay interest accrued in respect of the Term Loans until paid in full,

(F)    sixth, ratably, to pay the principal of all Term Loans until paid in full,

(G)    seventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

(H)    eighth, ratably to pay any Obligations owed to Defaulting Lenders; and

(I)    ninth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)    Administrative Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(iv)    [Intentionally Omitted].

(v)    For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of

Obligation, including interest accrued, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in the Cases.

(vi)    In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c)    Termination of Term Commitments. The Term Commitments shall be (i) automatically and permanently reduced by the Initial Advance Amount on the Closing Date, (ii) automatically and permanently reduced by each Subsequent Advance upon the Borrowing thereof and (iii) to the extent not permanently reduced pursuant to the foregoing clauses (i) and (ii), automatically and permanently terminated on the Maturity Date.

(d)    Optional Prepayments. If the Discharge of Revolving Credit Agreement Obligations has occurred, Borrower may prepay the principal of any Term Loan at any time in whole or in part, without premium or penalty.

(e)    Mandatory Prepayments.

(i)    [Intentionally Omitted].

(ii)    Dispositions. Subject to Section 2.4(f)(ii), within one (1) Business Day of the date of receipt by Borrower or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Borrower or any of its Subsidiaries of assets (including casualty losses or condemnations but excluding sales or dispositions which qualify as Permitted Dispositions under clauses (b), (c), (d), (e), (k), (l) or (m) of the definition of Permitted Dispositions), Borrower shall prepay the outstanding principal amount of the Prepetition Obligations and Reinstated Prepetition Obligations and then the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(i) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions (provided that, notwithstanding anything contained herein to the contrary, it is agreed and understood that such Net Cash Proceeds will be directly remitted to a deposit account subject to a Control Agreement in favor of Collateral Agent (or its bailee on its behalf) upon such sale or disposition).

(iii)    Extraordinary Receipts. Subject to Section 2.4(f)(ii), within one (1) Business Day of receipt by Borrower or any of its Subsidiaries of any Extraordinary Receipts, Borrower shall prepay the outstanding principal amount of the Prepetition Obligations and Reinstated Prepetition Obligations and then the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(i) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts (provided that, notwithstanding anything contained herein to the contrary, it is agreed and understood that such Extraordinary Receipts will be directly remitted to a deposit account subject to a Control Agreement in favor of Collateral Agent (or its bailee on its behalf) upon receipt of such Extraordinary Receipts).

(iv)    Indebtedness. Subject to Section 2.4(f)(ii), within one (1) Business Day of receipt by Borrower or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness),

Borrower shall prepay the outstanding principal amount of the Prepetition Obligations and Reinstated Prepetition Obligations and then the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(i) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence (provided that, notwithstanding anything contained herein to the contrary, it is agreed and understood that such Net Cash Proceeds will be directly remitted to a deposit account subject to a Control Agreement in favor of Collateral Agent (or its bailee on its behalf) upon such incurrence). The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

(v)    Equity. Subject to Section 2.4(f)(ii), within one (1) Business Day of the issuance by Borrower or any of its Subsidiaries of any Equity Interests (other than in the event that, after the Closing Date, Borrower or any of its Subsidiaries forms any Subsidiary in accordance with the terms of Section 5.11, the issuance by such Subsidiary of Equity Interests to Borrower or such Subsidiary, as applicable), Borrower shall prepay the outstanding principal amount of the Prepetition Obligations and Reinstated Prepetition Obligations and then the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(i) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance (provided that, notwithstanding anything contained herein to the contrary, it is agreed and understood that such Net Cash Proceeds will be directly remitted to a deposit account subject to a Control Agreement in favor of Collateral Agent (or its bailee on its behalf) upon such issuance).

(f)    Application of Payments.

(i)    Each prepayment pursuant to Section 2.4(e) shall be applied in the manner set forth in Section 2.4(b)(ii).

(ii)    Notwithstanding anything to the contrary herein, Borrower shall have no obligations under, and no payments shall be required or made pursuant to, Section 2.4(e) except to the extent that either (A) as of the due date of such prepayment the Discharge of Revolving Credit Agreement Obligations shall have occurred and the DIP Revolving Facility has been terminated, (B) no mandatory prepayment is required under the DIP Revolving Facility or the Revolving Credit Agreement in connection with the event giving rise to such prepayment or (C) a mandatory prepayment has been waived by the requisite “Lenders” under and as defined in the DIP Revolving Facility and the Revolving Credit Agreement.

(g)    Disgorgement. In the event that the Prepetition Lenders are required to repay or disgorge to any Debtor, or any representatives of any Debtor’s estate (as agents, with derivative standing or otherwise) all or any portion of the Prepetition Obligations authorized and directed to be repaid pursuant to the Financing Order, or any payment on account of the Prepetition Obligations made to any Prepetition Lender is rescinded for any reason whatsoever, including, but not limited to, as a result of any Avoidance Action, or any other action, suit, proceeding or claim brought under any other provision of any applicable Bankruptcy Code or any applicable state or provincial law, or any other similar provisions under any other state, federal or provincial statutory or common law (all such amounts being hereafter referred to as the “Avoided Payments”), then, in such event, Borrower shall prepay the outstanding principal amount of the Term Loans in an amount equal to 100% of such Avoided Payments immediately upon receipt of the Avoided Payments by any Debtor or any representative of a Debtor’s estate, for application in accordance with subclause (b) above.

2.5.    Promise to Pay.

(a)    Borrower agrees to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Administrative Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations become due and payable pursuant to the terms of this Agreement. Borrower agrees that its obligations contained in the first sentence of this Section 2.5 shall survive payment or satisfaction in full of all other Obligations.

(b)    Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrower shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Administrative Agent and reasonably satisfactory to Borrower. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6.    Interest Rate: Rates, Payments, and Calculations.

(a)    Interest Rates. Except as provided in Section 2.6(c), all Loans, and Obligations that have been charged to the Loan Account pursuant to the terms hereof, shall bear interest at a per annum rate equal to the LIBOR Rate plus the Applicable Margin.

(b)    [Intentionally Omitted].

(c)    Default Rate. Upon the occurrence and during the continuation of a Default arising under Section 8.1 or any Event of Default and at the election of Administrative Agent or the Required Lenders, all Loans, and Obligations that have been charged to the Loan Account pursuant to the terms hereof, shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder.

(d)    Payment. Except to the extent provided to the contrary in Section 2.12, (i) all interest and all fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the last day of the Interest Period (in the case of interest) or the first day of each month (in the case of fees) and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Administrative Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrower hereby authorizes Administrative Agent, from time to time without prior notice to Borrower, to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Term Loans hereunder, (B) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a), (C) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (D) as and when incurred or accrued, all other Lender Group Expenses, and (E) as and when due and payable, all other payment obligations payable under any Loan Document. All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document) charged to the Loan Account shall thereupon constitute Obligations hereunder, and shall accrue interest at the rate applicable to Term Loans.

(e)    Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.

(f)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7.    Crediting Payments. The receipt of any payment item by Administrative Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Administrative Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Administrative Agent only if it is received into Administrative Agent’s Account on a Business Day on or before 1:30 p.m. If any payment item is received into Administrative Agent’s Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Administrative Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Administrative Agent as of the opening of business on the immediately following Business Day.

2.8.    Designated Account. Administrative Agent is authorized to make the Term Loans based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Term Loans requested by Borrower and made by Administrative Agent or the Lenders hereunder. Unless otherwise agreed by Administrative Agent and Borrower, any Term Loan requested by Borrower and made by Administrative Agent or the Lenders hereunder shall be made to the Designated Account.

2.9.    Maintenance of Loan Account; Statements of Obligations. Administrative Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Term Loans made by Administrative Agent or the Lenders to Borrower or for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Administrative Agent from Borrower or for Borrower’s account. Upon request from time to time, Administrative Agent shall make available to Borrower a statement regarding the Loan Account, including the principal amount of the Term Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after Administrative Agent first makes such a statement available to Borrower, Borrower shall deliver to Administrative Agent written objection thereto describing the error or errors contained in such statement.

2.10.    Fees.

(a)    Agent Fees. Borrower shall pay to Administrative Agent, for the account of Administrative Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b)    Lender Fees. Borrower shall pay to Administrative Agent, for the ratable account of the Lenders, a closing fee of $625,000 (the “Closing Fee”) which will be fully earned upon the Closing Date.

2.11.    [Intentionally Omitted].

2.12.    LIBOR.

(a)    Interest and Interest Payment Dates. Interest on all or a portion of the Term Loans shall be charged (whether at the time when made (unless otherwise provided herein) or upon continuation of a Loan) at a rate of interest based upon the LIBOR Rate. Interest on Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, the interest rate applicable to such Loan automatically shall continue at the LIBOR Rate of the same Interest Period.

(b)    Special Provisions Applicable to LIBOR Rate. The LIBOR Rate may be adjusted by Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Administrative Agent notice of such a determination and adjustment and Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (A) require such Lender to furnish to Borrower a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)). Any adjustment to the LIBOR Rate made by Administrative Agent pursuant to this subclause shall be the adjustment provided by the affected Lender to Borrower and Administrative Agent, and Administrative Agent shall have no duty to investigate or confirm whether the adjustment is accurate and permitted by this subclause and Administrative Agent may assume in all cases that the adjustment is accurate and permitted by this subclause.

(c)    Unavailability. In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Loans or to continue such funding or maintaining, or to determine or charge interest rates at, the LIBOR Rate, such Lender shall give notice of such changed circumstances to Administrative Agent and Borrower and Administrative Agent promptly shall transmit the notice to each other Lender and the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such Loans, and interest upon the Loans of such Lender thereafter shall accrue interest at the rate equal to the LIBOR Rate in effect immediately prior to such date, plus the Applicable Margin, until such Lender determines that it would no longer be unlawful or impractical to do so.

(d)    No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Administrative Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13.    Capital Requirements.

(a)    If, after the date hereof, any Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, (ii) any Change in Law relating to Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (iii) compliance by such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s, or such holding companies’ capital as a consequence of such Lender’s commitments, Loans, participations or other obligations hereunder to a level below that which such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Administrative Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrower of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)    If any Lender requests additional or increased costs referred to in Section 2.12(b) or amounts under Section 2.13(a) (such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(b) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(b) or Section 2.13(a), as applicable, or to enable Borrower to obtain Loans, then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.12(b) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(b) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain Loans, may substitute a Lender, in each case, reasonably acceptable to Administrative Agent to purchase the Obligations, Prepetition Obligations or Reinstated Prepetition Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations, Prepetition Obligations or Reinstated Prepetition Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

(c)    Notwithstanding anything herein to the contrary, the protection of Sections 2.12(b) and 2.13 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1.    Conditions Precedent to the Effectiveness of this Agreement. The obligation of the Lenders to make the Initial Advance is subject to the fulfillment, to the satisfaction of Administrative Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1.

3.2.    Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make the Advances hereunder at any time shall be subject to the following conditions precedent:

(a)    the representations and warranties of Borrower or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b)    no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c)    the making of such Advance shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently; and

(d)    in the case of a Subsequent Advance, the Availability shall be $0 (after giving effect to the use of cash and/or the proceeds of DIP Revolving Loans substantially concurrently with the use of the proceeds of the requested Advance).

3.3.    Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date.

3.4.    Effect of Maturity. On the Maturity Date, all of the Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations in full (subject to the proviso to Section 2.1(b)). No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Collateral Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, each Agent will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Collateral Agent’s Liens and all notices of security interests and liens previously filed by Collateral Agent.

3.5.    Early Termination by Borrower. Subject to any prepayment or other fees payable by Borrower or any Loan Party in any Loan Document, if the Discharge of Revolving Credit Agreement Obligations has occurred, Borrower has the option, at any time upon no less than 10 Business Days’ prior written notice to Administrative Agent, to terminate this Agreement by repaying to Administrative Agent all of the Obligations in full. The foregoing notwithstanding, (a) Borrower may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrower may extend the date of termination at any time with the consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed).

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of the Term Loans made thereafter, as though made on and as of the date of such Term Loans (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1.    Due Organization and Qualification; Subsidiaries.

(a)    Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)    Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Except as may be required under Borrower’s equity incentive and compensation plans or agreements (which plans and agreements are subject to the restrictions set forth in Section 6.7), Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

(c)    Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)    Except as set forth on Schedule 4.1(d), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s or its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.

4.2.    Due Authorization; No Conflict.

(a)    Subject to entry by the Bankruptcy Court of the Financing Order, as to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)    Subject to entry by the Bankruptcy Court of the Financing Order, as to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3.    Governmental Consents. Subject to entry by the Bankruptcy Court of the Financing Order, the execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to an Agent for filing or recordation, as of the Closing Date.

4.4.    Binding Obligations; Perfected Liens.

(a)    Subject to entry by the Bankruptcy Court of the Financing Order, each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms.

(b)    Subject to entry by the Bankruptcy Court of the Financing Order, Collateral Agent’s Liens are validly created, perfected (other than (i) money, (ii) letter-of-credit rights (other than supporting obligations), (iii) commercial tort claims (other than those that, by the terms of the DIP Guaranty and Security Agreement, are required to be perfected), and (iv) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(iv) of the DIP Guaranty and Security Agreement), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.

(c)    The entry of the Financing Order is effective to create in favor of Collateral Agent, for the benefit of Lenders, as security for the Obligations, (i) a valid first (subject to the Pari Passu Intercreditor Agreement) priority (other than with respect to the Permitted Priority Liens and the Carveout) Lien on all of the Collateral pursuant to Sections 364(c)(2), (c)(3) and (d) of the Bankruptcy Code and (ii) an allowed administrative expense in the Cases having priority under Section 364(c)(1) of the Bankruptcy Code over all other administrative expenses (including, without limitation, such expenses specified in Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 552(b), 726 and 1114 of the Bankruptcy Code), subject only to the Pari Passu Intercreditor Agreement, the Permitted Priority Liens and the Carveout. Except for the Financing Order, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (x) the pledge or grant by Borrower or any of its Subsidiaries of the Liens to be created in favor of Collateral Agent pursuant to this Agreement or any of the Loan Documents or (y) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to this Agreement, any of the Loan Documents or created or provided for by applicable law), except as may be required in connection with the disposition of any pledged Collateral by laws generally affecting the offering and sale of securities.

4.5.    Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

4.6.    Litigation.

(a)    Other than the Cases, there are no actions, suits, or proceedings pending or, to the knowledge of Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b)    Schedule 4.6(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $1,000,000 that, as of the Closing Date, is pending or, to the knowledge of Borrower, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.7.    Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8.    No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrower to Administrative Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Except as set forth on Schedule 4.8, since December 31, 2015, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries, other than the commencement of the Cases. The Budget was prepared in good faith by a Responsible Officer of Borrower and based upon assumptions which were reasonable in light of the conditions at the time of delivery thereof and reflect the Loan Parties’ reasonable estimate of their future financial performance for such period.

4.9.    Solvency. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10.    Employee Benefits. No Loan Party, none of its Subsidiaries, nor any of their respective ERISA Affiliates maintains or contributes to any Benefit Plan.

4.11.    Environmental Condition. Except as set forth on Schedule 4.11, (a) to Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrower’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’

properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12.    Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to any Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to any Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Budget represents, and as of the date on which any Projections are delivered to Administrative Agent, such Budget and Projections represent, Borrower’s good faith estimate, on the date of delivery thereof, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Administrative Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrower’s good faith estimate, projections or forecasts based on methods and assumptions which Borrower believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

4.13.    Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.14.    Indebtedness. Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15.    Payment of Taxes. Except as otherwise permitted under Section 5.5, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. Borrower knows of no proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.16.    Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.17.    Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18.    OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.19.    Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrower, threatened against Borrower or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Borrower or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Borrower or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of Borrower, after due inquiry, no union representation question existing with respect to the employees of Borrower or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Borrower or its Subsidiaries. None of Borrower or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of Borrower or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All payments due from Borrower or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrower.

4.20.    Material Contracts. Set forth on Schedule 4.20 is a list of the Material Contracts as of the Closing Date.

4.21.    Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.22.    [Intentionally Omitted].

4.23.    [Intentionally Omitted].

4.24.    Location of Equipment. The Equipment of Borrower and its Subsidiaries is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 4.24 (as such Schedule may be updated pursuant to Section 5.14).

4.25.    [Intentionally Omitted].

4.26.    Immaterial Subsidiaries. No Immaterial Subsidiary (a) owns any assets (other than assets of a de minimis nature), (b) has any liabilities (other than liabilities of a de minimis nature), or (c) engages in any business activity. The value of assets held by Nuverra Rocky Mountain Pipeline, LLC does not exceed $25,000 in the aggregate and Nuverra Rocky Mountain Pipeline, LLC has no liabilities of any kind except as set forth on Schedule 4.26.

4.27.    Other Documents. Borrower has delivered to Administrative Agent complete and correct copies of the Bond Documents, the 2016 Bond Documents, the DIP Revolving Loan Documents and the Revolving Credit Agreement Documents, in each case including all schedules and exhibits thereto. The execution, delivery and performance of each of the Bond Documents, the 2016 Bond Documents, the DIP Revolving Loan Documents and the Revolving Credit Agreement Documents has been duly authorized by all necessary action on the part of each Loan Party who is a party thereto.

4.28.    Financing Order. The Financing Order is in full force and effect is not subject to a pending appeal or motion for leave to appeal or other proceeding to set aside such order and has not been reversed, modified, stayed or vacated except as permitted under Section 6.14(a).

5.	AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

5.1.    Financial Statements, Reports, Certificates. Borrower (a) will deliver to Administrative Agent each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) will deliver on the date that is seven days after the Closing Date, and every successive week thereafter, a proposed updated cash flow forecast for the thirteen-week period following the date of delivery, which shall be in substantially the same form and detail as the Budget, which shall be the proposed, updated Budget; provided that the proposed updated budget shall only become the “Budget” as defined herein and under the Financing Order upon the written consent of Administrative Agent (which Agent will only provide after receiving the consent of each Lender, pursuant to Section 14.1(j) of this Agreement); (c) will deliver weekly, on the Wednesday of every week, a variance report setting forth actual cash receipts and disbursements of Borrower and Loan Parties for the prior week ended Friday and setting forth all the variances, on a line-item and aggregate basis, from the amount set forth for such week as compared to the Budget on a weekly and cumulative basis, all in form and substance reasonably acceptable to the Required Lenders, (d) agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Borrower, (e) agrees to maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and (f) agrees that it will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales, and (ii) maintain its billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, the Required Lenders.

5.2.    [Intentionally Omitted].

5.3.    Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4.    Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.

5.5.    Taxes. Borrower will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and taxes imposed, levied, or assessed against it with respect to the period after the Filing Date, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest.

5.6.    Insurance. Borrower will, and will cause each of its Subsidiaries to, at Borrower’s expense, (a) maintain insurance respecting each of Borrower’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located and (b) with respect to all Real Property Collateral located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, maintain flood insurance with respect to such Real Property Collateral (including any personal property which is located thereon) complying with the Flood Disaster Protection Act of 1973, as amended from time to time, in an amount satisfactory to the Required Lenders. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to the Required Lenders (it being agreed that, as of the Closing Date, each of Hartford Fire Insurance Company and ACE American Insurance Company is acceptable to the Required Lenders) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to the Required Lenders (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrower in effect as of the Closing Date are acceptable to the Required Lenders). All property insurance policies covering the Collateral are to be made payable to Collateral Agent for the benefit of the Lender Group, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Collateral Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Collateral Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Collateral Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Collateral Agent of the exercise of any right of cancellation. If Borrower or its Subsidiaries fail to maintain such insurance, the Required Lenders may arrange for such insurance, but at Borrower’s expense and without any responsibility on the Required Lenders’ part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give Agents prompt notice of any loss exceeding $250,000 covered by its or its Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and the continuance of an Event of Default, Collateral Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7.    Inspection. Borrower will, and will cause each of its Subsidiaries to, permit any Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of Borrower shall be allowed to be present) at such reasonable times and intervals as any Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrower and during regular business hours.

5.8.    Compliance with Laws. Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9.    Environmental. Borrower will, and will cause each of its Subsidiaries to,

(a)    Keep any property either owned or operated by Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)    Comply, in all material respects, with Environmental Laws and provide to Administrative Agent documentation of such compliance which Administrative Agent reasonably requests,

(c)    Promptly notify Administrative Agent of any release of which Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d)    Promptly, but in any event within 5 Business Days of its receipt thereof, provide Administrative Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Borrower or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

5.10.    Disclosure Updates. Borrower will, promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Administrative Agent if any written information, exhibit,

or report furnished to Agents or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11.    Formation of Subsidiaries. Borrower and each Loan Party will obtain the prior written consent of the Required Lenders (which will be provided upon the Required Lenders’ sole discretion) before acquiring, creating, or allowing to be created or acquired, any direct or indirect Subsidiary.

5.12.    Further Assurances. Borrower will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of any Agent, execute or deliver to such Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents, including, if applicable, completion of all flood insurance documentation and diligence and coverage in accordance with the Flood Disaster Protection Act of 1973, as amended (the “Additional Documents”) that such Agent may reasonably request in form and substance reasonably satisfactory to Collateral Agent, to create, perfect, and continue perfected or to better perfect Collateral Agent’s Liens in all of the assets of Borrower and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Collateral Agent in any Real Property acquired by Borrower or any other Loan Party, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Subsidiary of Borrower that is a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Administrative Agent in consultation with Borrower) in relation to the benefits to the Lender Group of the security afforded thereby. To the maximum extent permitted by applicable law, if Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, Borrower and each other Loan Party hereby authorizes each Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes each Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as any Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Borrower and its Subsidiaries, including all of the outstanding capital Equity Interests of Borrower’s Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs). With respect to any Real Property acquired by Borrower or any other Loan Party on which Collateral Agent will be taking a Lien, (x) Borrower will give Collateral Agent no less than forty five (45) days’ prior written notice of such acquisition, (y) Borrower or such other Loan Party, as applicable, may not grant a Lien on such Real Property in favor of Collateral Agent until the completion of all flood insurance documentation and diligence and coverage in accordance with the Flood Disaster Protection Act of 1973, as amended, and, (z) in the event that any such Real Property is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, Borrower and Loan Parties will maintain flood insurance with respect to such Real Property Collateral (including any personal property which is located thereon) complying with the Flood Disaster Protection Act of 1973, as amended from time to time, in an amount satisfactory to the Required Lenders and otherwise satisfactory to the Required Lenders.

5.13.    [Intentionally Omitted].

5.14.    Location of Equipment. Borrower will, and will cause each of its Subsidiaries to, keep its Equipment only at the locations identified on Schedule 4.24 and their chief executive offices only at the locations identified on Schedule 5.14; provided, that (a) Borrower may amend Schedule 4.24 or Schedule 5.14 so long as such amendment occurs by written notice to Agents not less than 10 days prior to the date on which such Equipment is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States, and (b) Certificated Equipment may be moved within the United States.

5.15.    [Intentionally Omitted].

5.16.    Material Contracts. Borrower shall, and shall cause each of its Subsidiaries to maintain in full force and effect the Material Contracts and Borrower shall provide notice to Administrative Agent promptly, but in any event within 5 Business Days after the occurrence thereof, of any material amendments, supplements or other modifications to any Material Contract.

5.17.    Financial Advisor.

(a)    (a) Borrower will, no later than five days after the Filing Date file a motion, in form and substance satisfactory to Administrative Agent and the Required Lenders, seeking authorization to employ (i) AP Services, LLC or another financial advisor satisfactory to Administrative Agent and the Required Lenders, under similar terms and conditions as those under which AP Services, LLC has been retained under that certain April 3, 2017 Agreement for the Provision of Interim Management Services (the “AP Services Engagement Letter”), to be Debtors’ financial adviser and (ii) Robert Albergotti, or another professional satisfactory to Administrative Agent and the Required Lenders, under similar terms and conditions as those under which Mr. Albergotti has been retained under the AP Services Engagement Letter, to be chief restructuring officer of the Debtors. Borrower will continue to employ a Financial Advisor or chief restructuring officer pursuant to the terms of this section 5.19(a) at all times during the Cases, provided that upon the resignation or termination of a Financial Advisor or chief restructuring officer, Borrower will have five (5) Business Days to seek court authorization to retain another Financial Advisor or chief restructuring officer, as applicable.

(b)    Borrower and each of its Subsidiaries hereby authorizes any financial advisor retained by Borrower (the “Financial Advisor”) to communicate directly with Agents and Lenders and their professionals and advisors regarding Borrower and its Subsidiaries and any matters within the scope of its work related thereto.

(c)    Borrower and its Subsidiaries shall cooperate fully with Agents and the Lenders and their respective professionals and advisors and provide assistance with any and all diligence reasonably required thereby, including, but not limited to, providing Agents, the Lenders and their respective counsel and advisors with prompt reasonable access to (w) the Financial Advisor retained by Borrower pursuant hereto, (x) all related diligence materials and work product, including written reports provided by such Financial Advisor to Borrower as may be reasonably requested by Agents or the Lenders (other than any such materials and reports determined by Borrower or its counsel to be subject to the work-product doctrine or attorney-client privilege), (y) Borrower and its Subsidiaries’ respective property, business locations and books and records, and (z) such other available information as Agents, the Lenders, or their respective professionals or advisers shall reasonably request.

5.18.    Bankruptcy Matters. Borrower and the other Loan Parties will:

(a)    contemporaneously with the filing thereof, deliver to Administrative Agent copies of all pleadings, motions, applications, financial information and other papers and documents filed by the Loan Parties in the Cases, which copies of such papers and documents may be provided to or served on Administrative Agent’s counsel; and

(b)    contemporaneously with the receipt thereof, deliver to Administrative Agent copies of all letters of intent, expressions of interest, offers to purchase or draft purchase agreements (together with subsequent drafts) with respect to any of the Collateral.

5.19.    Milestones. Borrower and the Loan Parties will perform and deliver each of the items set forth in Schedule 5.19 on or before the dates specified therein with respect to such items.

6.	NEGATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

6.1.    Indebtedness. Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness. Notwithstanding anything contained herein to the contrary, at no time on or after the Closing Date shall Borrower permit the Indebtedness owing by Borrower or any Guarantor to be incurred if such Indebtedness is secured by Liens with priority over the liens under this DIP Facility unless such Liens are subject to the Pari Passu Intercreditor Agreement or are Permitted Priority Liens.

6.2.    Liens. Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3.    Restrictions on Fundamental Changes. Borrower will not, and will not permit any of its Subsidiaries to:

(a)    enter into any merger, consolidation, reorganization, or recapitalization or reclassify its Equity Interests, except pursuant to an Acceptable Plan; an “Acceptable Plan” means the Debtors’ Chapter 11 plans of reorganization dated as of [            ], 2017, and filed on [            ] 2017, any other Chapter 11 plan permissible under the Restructuring Support Agreement, or any Chapter 11 plan of reorganization, the terms and conditions of which are satisfactory to the Required Lenders in their sole discretion,

(b)    Except with respect to Appalachian Water Services, LLC (which may be liquidated, wound up, or dissolved only pursuant to terms and conditions reasonably acceptable to the Lenders in their sole discretion) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for pursuant to a confirmed Chapter 11 plan of reorganization, the terms and conditions of which are satisfactory to all Lenders in their sole discretion, or

(c)    suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.

6.4.    Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, Borrower will not, and will not permit any of its Subsidiaries to convey,

sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets.

6.5.    Nature of Business. Borrower will not, and will not permit any of its Subsidiaries to make any change in the nature of its or their business as described in Schedule 6.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent Borrower and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.6.    Prepayments and Amendments. Borrower will not, and will not permit any of its Subsidiaries to,

(a)    Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i)    prepay, redeem, defease, purchase or otherwise acquire any Indebtedness of Borrower or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement; provided that Borrower will not prepay, redeem, or defease any Obligations until the Discharge of Revolving Credit Obligations and termination of the DIP Revolving Facility, (B) Prepetition Revolving Credit Agreement Obligations, so long as such prepayment, redemption, defeasance, purchase or other acquisition is not made out of the proceeds of the Loans (except to provide payments of “adequate protection” (as set forth in Section 361 of the Bankruptcy Code) to the Prepetition Revolving Agent and the Prepetition Revolving Lenders to the extent set forth in the Budget), C) Permitted Intercompany Advances, and (D) the DIP Revolving Loan Debt, so long as such prepayment, redemption, defeasance, purchase or other acquisition is not made out of the proceeds of the Loans (except for overadvances under the DIP Revolving Facility and to cure the continuance of payment defaults under the DIP Revolving Loan Debt), or

(ii)    make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b)    Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i)    any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness permitted under clauses (c), (h), (j) and (k) of the definition of Permitted Indebtedness, (D) the 2016 Bond Documents, unless in the case of this clause (D) such amendment, modification or change is permitted by the Second Lien Intercreditor Agreement and (E) the Revolving Credit Agreement or the DIP Revolving Loan Documents unless in the case of this clause (E) such amendment, modification or change is in contravention of the Pari Passu Intercreditor Agreement, or

(ii)    the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.7.    Restricted Payments. Borrower will not, and will not permit any of its Subsidiaries to make any Restricted Payment.

6.8.    Accounting Methods. Borrower will not, and will not permit any of its Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9.    Investments. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10.    Transactions with Affiliates. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Borrower or any of its Subsidiaries except for:

(a)    transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Borrower or its Subsidiaries, on the one hand, and any Affiliate of Borrower or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Administrative Agent prior to the consummation thereof, (ii) do not involve one or more payments by Borrower or its Subsidiaries in excess of $500,000 for any single transaction or series of related transactions, and (iii) are no less favorable, taken as a whole, to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b)    so long as it has been approved by Borrower’s or its applicable Subsidiary’s Board of Directors in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of Borrower or its applicable Subsidiary,

(c)    so long as it has been approved by Borrower’s or its applicable Subsidiary’s Board of Directors in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Borrower and its Subsidiaries in the ordinary course of business and consistent with industry practice, and

(d)    transactions permitted by Section 6.3 or any Permitted Intercompany Advance to a Loan Party.

Notwithstanding anything contained in the Loan Documents to the contrary, no Loan Party shall make an Investment in, sell, lease, license, assign, contribute or otherwise transfer any assets to, make any distributions or payments to, or otherwise engage in, or enter into, any transaction with, any Immaterial Subsidiary, which involves in excess of $100,000 in any fiscal year for all such Investments, transfers, distributions, payments and transactions with all Immaterial Subsidiaries.

6.11.    Use of Proceeds. Borrower will not, and will not permit any of its Subsidiaries to use the proceeds of any Loan made hereunder or any proceeds of a DIP Revolving Loan for any purpose other than (a) on the Closing Date, (i) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, (ii) to finance ongoing working capital needs of the Loan Parties (including, without limitation, payments with respect to the Carveout) in accordance with the Budget, (iii) to provide payments of “adequate protection” (as set forth in Section 361 of the Bankruptcy Code) in favor of the Prepetition Lenders, the Prepetition Revolving Lenders and the Prepetition Revolving Agent to the extent set forth in the Budget, (iv) for overadvances under the DIP Revolving Facility and to cure payment defaults under the DIP Revolving Loan Debt and (v) to finance general corporate purposes of the Loan Parties in accordance with the Budget and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes in accordance with the Budget; provided, however, that no part of the proceeds of the Term Loans made to Borrower will be used to (x) make any payment on account of or otherwise pay, repay, prepay, redeem, repurchase or retire Revolving Credit Agreement Obligations or DIP Revolving Loan Debt (except to provide payments of “adequate protection” (as set forth in Section 361 of the Bankruptcy Code) to the Prepetition Revolving Agent and the Prepetition Revolving Lenders to the extent set forth in the Budget and except for overadvances under the DIP Revolving Facility and to cure payment defaults under the DIP Revolving Loan Debt) or (y) purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors. Notwithstanding anything contained herein to the contrary, no amount of proceeds of any Term Loan or other extension of credit made hereunder may be used in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Prepetition Agent, Prepetition Lenders, Agents, Lenders, administrative agent for the Revolving Credit Obligations, the lenders under the Revolving Credit Agreement, the lenders und the DIP Revolving Facility, the administrative agent for the DIP Revolving Facility, the trustee under the 2016 Bond Indenture or the holders of 2016 Bond Debt, except for (i) $25,000 (less the amounts reimbursed pursuant to Section 6.11 of the DIP Revolving Facility for such purpose) permitted for investigation costs of a committee and (ii) amounts paid to Agents, Prepetition Agent, Lenders, or Prepetition Lenders as Lender Group Expenses.

6.12.    Limitation on Issuance of Equity Interests. Borrower will not, and will not permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests other than a proposed debt-for-equity exchange to be authorized by an order confirming a Chapter 11 plan of reorganization in the Cases; provided that the treatment of the Obligations and Prepetition Obligations under such plan are reasonably acceptable to Administrative Agent and the Required Lenders and such Chapter 11 plan provides for the payment in full of the Obligations and Prepetition Obligations on or before the effective date.

6.13.    Immaterial Subsidiaries. Borrower will not permit any Immaterial Subsidiary to (a) own any assets (other than assets of a de minimis nature), (b) have any liabilities (other than liabilities of a de minimis nature), or (c) engage in any business activity.

6.14.    Financing Order. Borrower and the Loan Parties will not:

(a)    seek, consent to or suffer to exist at any time any modification, stay, vacation or amendment of the Financing Order, except for modifications and amendments joined in or agreed to in writing (subject to Section 14.1(h));

(b)    seek the use of “Cash Collateral” (as defined in the Financing Order) in a manner inconsistent with the terms of the Financing Order without the prior written consent of the Required Lenders;

(c)    suffer to exist at any time a priority for any administrative expense or unsecured claim against any Loan Party (now existing or hereafter arising of any kind or nature whatsoever), including, without limitation, any administrative expenses of the kind specified in Sections 105, 326, 328, 503((b), 506(c), 507(a), 507(b), 546(c), 552(b), 726 and 1114 of the Bankruptcy Code) or any super priority claim which is equal or superior to the priority of Agents or the Lenders in respect of the Obligations or the Prepetition Agent in respect of the Prepetition Obligations, except for amounts having a priority over the Obligations to the extent set forth in the Pari Passu Intercreditor Agreement or the Carveout;

(d)    directly or indirectly seek, consent or suffer to exist at any time after the Closing Date any Lien on any properties, assets or rights except for Permitted Liens; or

(e)    prior to the date on which the Obligations have been paid in full, pay any administrative expenses, except administrative expenses incurred in the ordinary course of business of Loan Parties and set forth in the Budget; provided, however, that notwithstanding the foregoing, the Loan Parties shall be permitted to pay as the same may become due and payable (i) administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of business and to the extent otherwise authorized under the Budget and not in conflict with the Financing Order, and (ii) compensation and reimbursement of expenses to professionals allowed and payable under Sections 330 and 331 of the Bankruptcy Code to the extent permitted by the Budget and not in conflict with the Financing Order.

7.	FINANCIAL COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrower and the other Loan Parties will:

(a)    Beginning on the seventh day after the Filing Date and for each successive one-week period, not permit actual aggregate cash receipts to be less than 85% of the forecast in the Budget for such time period; provided actual or forecasted cash receipts attributable to sales of assets outside the ordinary course of business will be excluded from any such variance calculation.

(b)    Beginning on the seventh day after the Filing Date and for each successive one-week period, not permit actual aggregate disbursements to be greater than 110% of the forecast in the Budget for such time period, provided disbursements for professional fees attributable to expenses under this Agreement, the Prepetition Credit Agreement, the DIP Revolving Loan Documents, the “Loan Documents” under and as defined in the Revolving Credit Agreement, the 2016 Bond Documents, and the Bond Documents will be excluded from any such variance calculation.

(c)    The Loan Parties will not make or commit to make payments to “critical vendors” (as such term is customarily used), if any, with respect to amounts accrued before the Filing Date in excess of the amounts set forth for such entities in the Budget.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1.    Payments. If Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Loans;

8.2.    Covenants. If any Loan Party or any of its Subsidiaries:

(a)    fails to perform or observe any covenant or other agreement contained in any of (i) Sections5.1, 5.3 (solely if Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if Borrower refuses to allow Administrative Agent or its representatives or agents to visit Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrower’s affairs, finances, and accounts with officers and employees of Borrower),

5.10, 5.11, 5.14, 5.17, 5.18 or 5.19 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the DIP Guaranty and Security Agreement;

(b)    fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Administrative Agent; or

(c)    fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Administrative Agent;

8.3.    Judgments. If, after the Filing Date, one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $2,500,000, or more (except to the extent covered (other than to the extent of customary deductibles by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4.    Insolvency Proceeding. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries that are not already Debtors;

8.5.    Involuntary Insolvency Proceeding. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries that are not already Debtors and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6.    Default Under Other Agreements. If there is, arising after the Filing Date, a default under the DIP Revolving Loan Documents;

8.7.    Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to any Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8.    Guaranty. If the obligation of any Guarantor under the guaranty contained in the DIP Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

8.9.    Security Documents. If the DIP Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement or (b) as the result of an action or failure to act on the part of any Agent;

8.10.    Loan Documents. The validity or enforceability of any Loan Document or any Prepetition Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of any Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;

8.11.    Change of Control. A Change of Control shall occur; or

8.12.    Bankruptcy Defaults.

(a)    the Final Order is not entered within thirty (30) days (or such other period as Administrative Agent and the Required Lenders may agree to in writing) following the Filing Date; or any Financing Order is stayed, revised, revoked, remanded, rescinded, amended, reversed, vacated, or modified in any manner not acceptable to the Required Lenders;

(b)    any Loan Party shall file a pleading seeking to modify or otherwise alter the Interim Order or the Final Order without the prior consent of the Required Lenders;

(c)    an order with respect to any of the Cases shall be entered by the Bankruptcy Court (A) appointing a trustee under Section 1104 of the Bankruptcy Code, or an examiner with enlarged powers relating to the operation of the business of the Loan Parties under Section 1106(b) of the Bankruptcy Code or (B) terminating any Loan Party’s exclusive rights to file and solicit acceptances for its plan;

(d)    (A) any Loan Party shall attempt to invalidate, reduce or otherwise impair the Liens or security interests of any Agent, Prepetition Agent, any Lender or any Prepetition Lender, claims or rights against the Loan Parties or any of their Subsidiaries or to subject any Collateral to assessment pursuant to Section 506(c) or 552(b) of the Bankruptcy Code, (B) any Lien, security interest or superpriority claim created by this Agreement, the Prepetition Credit Agreement, the Financing Order shall, for any reason, ceases to be valid or (C) any action is commenced by any Loan Party or any of its Subsidiaries which contests the validity, perfection or enforceability of any of the Liens and security interests of any Agent, Prepetition Agent, any Lender or Prepetition Lender created by this Agreement, the Prepetition Credit Agreement or the Financing Order;

(e)    any filing of a motion by any Loan Party, or any of their respective Affiliates to dismiss the Cases or convert the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code or an order with respect to the Cases shall be entered by the Bankruptcy Court dismissing the Cases or converting the Cases (or any case comprising part of the Cases) to a case under Chapter 7 of the Bankruptcy Code;

(f)    any plan of reorganization is filed that, or an order shall be entered by the Bankruptcy Court confirming a reorganization plan in the Bankruptcy Case which, does not contain a provision for termination of this Agreement and, if in effect at such time, the Prepetition Credit Agreement and the payment in full in cash of the Obligations, and, if any remain, the Prepetition Obligations and any Reinstated Prepetition Obligations on or before the effective date of such plan;

(g)    any sale of, or motion by the Loan Parties to sell, all or substantially all assets pursuant to Section 363 of the Bankruptcy Code that does not provide sufficient proceeds to cause the payment in full of the Obligations, the Prepetition Obligations and Reinstated Prepetition Obligations;

(h)    an order with respect to the Cases shall be entered without the express prior written consent of Administrative Agent and the Required Lenders, except as contemplated herein, (i) to revoke, vacate, reverse, stay, modify, supplement or amend this Agreement and the transactions contemplated hereby, any Loan Document or the Financing Order, or (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority equal or superior to the priority of the Agents, Prepetition Agent, the Lenders and Prepetition Lender in respect of the Obligations and the Prepetition Obligations, except for the Permitted Priority Liens and the amounts that are pari passu with the Obligations under the DIP Revolving Loan Documents;

(i)    Granting of relief from the automatic stay in any of the Cases to permit foreclosure or enforcement on assets of Borrower or any Guarantor that have a value that exceeds $100,000 in the aggregate;

(j)    a motion shall be filed by the Loan Parties seeking authority, or an order shall be entered in the Cases (other than, for the avoidance of doubt, any motion or order permitting insurance premium financing agreements, which must be in form and substance acceptable to the Lenders), that (A) permits any Loan Party or any Subsidiary of any Loan Party to incur Indebtedness secured by any claim under Bankruptcy Code Section 364(c)(1) or by a Lien pari passu with or superior to the Lien granted under the Loan Documents and the Prepetition Loan Documents and Bankruptcy Code Sections 364(c)(2) or (d), unless (1) all of the Obligations, Prepetition Obligations and Reinstated Prepetition Obligations have been paid in full at the time of the entry of any such order and all Commitments terminated, (2) the Obligations, Prepetition Obligations and Reinstated Prepetition Obligations are paid in full with such debt and all Commitments terminated, or (3) such Indebtedness is subject to an intercreditor agreement in form and substance satisfactory to Administrative Agent and the Required Lenders in their respective sole discretion or (B) permits any Loan Party or any Subsidiary of any Loan Party the right to use Collateral other than in accordance with the terms of the Financing Order, unless all of the Obligations, Prepetition Obligations and Reinstated Prepetition Obligations shall have been paid in full and all Commitments terminated;

(k)    proceeds of any sale of all or substantially all assets of Loan Parties are not directly remitted to Administrative Agent or Collateral Agent at the closing thereof, and the Obligations, Prepetition Obligations and Reinstated Prepetition Obligations are not paid in full in accordance with the terms of this Agreement from such proceeds;

(l)    any motions by the Loan Parties to sell Collateral or approve procedures regarding the same, any plan or disclosure statement filed by the Loan Parties or supplements or amendments thereto, or any orders approving or amending any of the foregoing, are not in form and substance reasonably acceptable to Administrative Agent and the Required Lenders;

(m)    the automatic stay terminates or expires unless all of the Obligations, Prepetition Obligations and Reinstated Prepetition Obligations shall have been paid in full;

(n)    the termination or shortening of the Loan Parties’ exclusivity periods under Section 1121 of the Bankruptcy Code;

(o)    the termination of or any breach under the Restructuring Support Agreement;

(p)    (A) any Loan Party, any Subsidiary of any Loan Party, or any of their respective Affiliates challenges the extent, validity or priority of the Obligations, the Prepetition Obligations or the Reinstated Prepetition Obligations or the application of any payments or collections received by Agents, Prepetition Agent, Lenders, or Prepetition Lender to the Obligations, the Prepetition Obligations or the Reinstated Prepetition Obligations as provided for herein or in the Financing Order or (B) any other Person challenges the extent, validity or priority of the Obligations, the Prepetition Obligations, the Reinstated Prepetition Obligations or the application of any payments or collections received by Agents, Prepetition Agent, Lenders, or Prepetition Lender to the Obligations, the Prepetition Obligations or the Reinstated Prepetition Obligations as provided for herein or in the Financing Order and, in the case of this subclause (B), such challenge is not resolved in a manner reasonably satisfactory to Prepetition Agent and Prepetition Lenders within forty-five (45) days of the assertion of such challenge;

(q)    (A) any Loan Party, any Subsidiary of any Loan Party, or any of their respective Affiliates challenges the validity, extent, perfection or priority of any Liens granted in the Collateral to secure the Obligations, the Prepetition Obligations or the Reinstated Prepetition Obligations or (B) any other Person challenges the validity, extent, perfection or priority of any Liens granted in the Collateral to secure the Obligations, the Prepetition Obligations or the Reinstated Prepetition Obligations and, in the case of this subclause (B), such challenge is not resolved in a manner reasonably satisfactory to Agents and Lenders within forty-five (45) days of the assertion of such challenge;

(r)    (i) Agents, Prepetition Agent, Lenders, Prepetition Lenders or the Collateral are surcharged, or (ii) a Loan Party seeks to surcharge Agents, Prepetition Agent, Lenders, Prepetition Lenders or the Collateral, pursuant to Sections 105, 506(c), 552 or any other section of the Bankruptcy Code or (iii) the extent of the Liens on Collateral are otherwise limited by any such Section of the Bankruptcy Code in an amount in excess of $100,000;

(s)    payment of or granting adequate protection with respect to pre-petition debt with a value that exceeds $100,000 in the aggregate (other than (i) to the Prepetition Lenders and (ii) to the Lenders under the Revolving Credit Agreement);

(t)    any Loan Party or any Subsidiary of any Loan Party shall fail to maintain sufficient projected borrowing capacity under this Agreement and the DIP Revolving Loan Documents to pay all accrued administrative obligations and other administrative claims when due;

(u)    any guarantor or co-obligor of the Prepetition Obligations or the Obligations asserts any right of subrogation or contribution against any Loan Party before the payment in full of the Obligations, Prepetition Obligations and Reinstated Prepetition Obligations;

(v)    any willful and uncured violation by the Debtors of the terms of the Financing Order;

(w)    within two (2) Business Day after the weekly delivery of a revised 13 week forecast, Administrative Agent, Lenders and the administrative agent under the DIP Revolving Facility, using commercially reasonable discretion, cannot agree on a Budget;

(x)    (i) the Loan Parties deposit any funds (or allow any funds to be deposited) into the “Adequate Assurance Account” (as defined in any order approving adequate assurance procedures under § 366 of the Bankruptcy Code, which must be in form and substance acceptable to the Lenders and may only be amended or modified with the Lenders’ prior consent (the “Utilities Order”) unless such funds are deposited for purposes of adequate assurance deposits in favor of utilities providers or are otherwise required by the Utilities Order and contemplated by the Budget or (ii) the Loan Parties use any funds deposited in the Adequate Assurance Account in a manner inconsistent with the Utilities Order or the Budget without the Lenders’ prior consent; or

(y)    any order is entered by the Bankruptcy Court sustaining any objection or challenge of any kind or nature to the validity, priority, or amount of the liens in favor of or claims held by Agents or Lenders, or the Prepetition Agent or the Prepetition Lenders, including an action to recharacterize or subordinate any liens or claims of the Agents or Lenders, or the Prepetition Agent or Prepetition Lenders.

9.	RIGHTS AND REMEDIES.

9.1.    Rights and Remedies. Notwithstanding Section 362 of the Bankruptcy Code, upon the occurrence and during the continuation of an Event of Default, Agents may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)    declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower;

(b)    declare the Commitments terminated or suspended, whereupon the Commitments shall immediately be terminated or suspended (as applicable) together with the termination or suspension (as applicable) of any obligation of any Term Lender to make Term Loans; and

(c)    subject to the applicable terms of the Financing Order (which will include, without limitation, a five day advance written notice period requirement), if any, exercise all other rights and remedies available to Agents or the Lenders under the Loan Documents, under applicable law, or in equity.

9.2.    Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.

10.1.    Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

10.2.    The Lender Group’s Liability for Collateral. Borrower hereby agrees, on behalf of itself and its Subsidiaries, that: (a) so long as Collateral Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

10.3.    Indemnification. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, the Prepetition Loan Documents or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agents (but not the Lenders) relative to disputes between or among Administrative Agent or Collateral Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, other than any Taxes that represent liabilities, fines, costs, penalties or damages arising from any non-Tax claim), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans hereunder, or the use of the proceeds of the Loans provided hereunder (irrespective of whether any Loan Party or Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding and subject to Section 15.2, Borrower shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE

FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON. THE PROVISIONS OF THIS SECTION 10.3 SHALL SURVIVE THE RESIGNATION OR TERMINATION OF ANY AGENT AND TERMINATION OF THIS AGREEMENT.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrower, Administrative Agent or Collateral Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower:	NUVERRA ENVIRONMENTAL SOLUTIONS, INC. 14624 North Scottsdale Road, Suite 300 Scottsdale, Arizona 85254 Attn: Chief Legal Officer Fax No. (602) 903-7806
with copies to:

SQUIRE PATTON BOGGS (US) LLP

1 E. Washington Street, Suite 2700

Phoenix, Arizona 85004

Attn: Matthew Holman, Esq.

Fax No. (602) 253-8129

and

SHEARMAN & STERLING LLP

599 Lexington Avenue

Attn: Doug Bartner, Sara Coelho and Fred Sosnick

New York, NY 10022-6069

Fax No. (646) 848-4964

If to Administrative Agent:

WILMINGTON SAVINGS FUND SOCIETY, FSB

500 Delaware Avenue

Wilmington, DE 19801

Attention: Corporate Trust

Reference: Nuverra Environmental Solutions, Inc. Term Loan Credit Agreement

Facsimile: 302-421-9137

with copies to:	MORRISON & FOERSTER LLP 250 West 55th Street New York, NY 10019-9601 Attn: Jon Levine, Esq. Fax No. 212-468-7900

If to Collateral Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION 1100 Abernathy Road, Suite 1600 Atlanta, Georgia 30328 Attn: Account Manager - Nuverra Fax No. (855) 552-1927
with copies to:	GOLDBERG KOHN LTD. 55 East Monroe Street, Suite 3300 Chicago, Illinois 60603 Attn: Dimitri Karcazes, Esq. Fax No. (312) 863-7476

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK OR THE BANKRUPTCY COURT; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)    EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK AND THE BANKRUPTCY COURT, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND HEREBY AGREES TO WAIVE RIGHTS THEY MAY HAVE TO OBJECT TO ADJUDICATION BY A JUDGE OF THE BANKRUPTCY COURT ON THE BASIS OF A RIGHT TO HAVE MATTERS ADJUDICATED IN FRONT OF AN ARTICLE III JUDGE. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)    NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST ANY AGENT, ANY LENDER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, ADVISOR OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1.    Assignments and Participations.

(a)    (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees (each, an “Assignee”), with prior written notice to Administrative Agent.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    no assignment may be made to a natural person or a Defaulting Lender;

(B)    no assignment may be made to a Loan Party or an Affiliate of a Loan Party;

(C)    the amount of the Term Loans, Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Administrative Agent) shall be in a minimum amount (unless waived by Administrative Agent) of $100,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $100,000);

(D)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(E)    the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Acceptance; provided, that Borrower and Administrative Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Administrative Agent by such Lender and the Assignee;

(F)    unless waived by Administrative Agent, the assigning Lender or Assignee has paid to Administrative Agent, for Administrative Agent’s separate account, a processing fee in the amount of $3,500;

(G)    the assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire in a form approved by Administrative Agent (the “Administrative Questionnaire”); and

(H)    no Lender may assign or participate any portion of its Term Loans, Commitments or other rights and obligations hereunder and under the other Loan Documents to a Person that is not a Lender (a “Third Party Assignee”) unless such assignment or participation is expressly permitted under this subsection (H). If a Lender (the “Assigning Lender”) shall have made an offer (the “Offer”) to all other Lenders (the “Non-Assigning Lenders”), offering such Non-Assigning Lenders the opportunity to acquire or participate in a certain amount (the “Offer Amount”) of such Lender’s Term Loans, Commitments and other rights and obligations at a certain price specified in such Offer (the “Offer Price”) then, except to the extent that prior to the fifth Business Day following such Offer one or more of the Non-Assigning Lenders shall have agreed to acquire or participate in, as applicable, the Offer Amount of the Term Loans, Commitments or other rights and obligations hereunder and under the other Loan Documents at the Offer Price, the Assigning Lender shall be permitted for a period of sixty (60) days following delivery of the Offer to assign or participate an aggregate amount of its Term Loans, Commitments or other rights and obligations hereunder and under the other Loan Documents in an aggregate amount equal to the Offer Amount at the Offer Price to any Third Party

Assignee. If no assignment or participation, as the case may be, occurs within such 60-day period, the Assigning Lender shall comply with the provisions of this subsection (H) with respect to such unassigned and unsold Obligations Administrative Agent shall have no duty to investigate or confirm whether the requirements of this subsection (H) have been satisfied and Administrative Agent may assume in all cases that the requirements of this subsection (H) shall have been satisfied; and

(I)    if the assignee is not a Lender, the prior written consent of Administrative Agent shall be required for any assignment (which consent shall not be unreasonably withheld or delayed).

(b)    From and after the date that Administrative Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Administrative Agent and Collateral Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Administrative Agent and Collateral Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)    Immediately upon Administrative Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)    Any Lender may, subject in any event to compliance with the right of first offer provisions of Section 13.1(a)(ii)(H), at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Administrative Agent, Collateral Agent and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrower hereunder (other than amounts payable to a Participant pursuant to Section 16 of this Agreement) shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Administrative Agent, Collateral Agent, Borrower, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

(g)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h)    Administrative Agent (as a non-fiduciary agent on behalf of Borrower) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of

42

each Lender as the registered owner of the Term Loans (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Term Loans to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrower shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Term Loans to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrower, shall maintain a register comparable to the Register.

(i)    In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrower, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j)    Administrative Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrower from time to time as Borrower may reasonably request.

13.2.    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that Borrower may not assign this Agreement or any rights or duties hereunder without Administrative Agent’s and the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1.    Amendments and Waivers.

(a)    No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by Borrower or other Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Administrative Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)    increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c),

(ii)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)    reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders)),

(iv)    amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)    amend, modify, or eliminate Section 3.1 or 3.2,

(vi)    amend, modify, or eliminate Section 15.11,

(vii)    other than as permitted by Section 15.11, release Collateral Agent’s Lien in and to any of the Collateral,

(viii)    amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”,

(ix)    contractually subordinate any of Collateral Agent’s Liens,

(x)    other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(xi)    amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii), or

(xii)    amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties or Affiliates of Loan Parties.

(b)    No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i)    the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Administrative Agent and Borrower (and shall not require the written consent of any of the Lenders),

(ii)    any provision of Section 15 pertaining to any Agent, or any other rights or duties of any Agent under this Agreement or the other Loan Documents, without the written consent of such Agent, Borrower, and the Required Lenders, and

(c)    Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender or Section 14.1(a)(iv) but only if such amendment, waiver, modification, elimination or consent of such Section 14.1(a)(iv) is in respect of an amendment, modification or elimination of Section 14.1(a)(i) through (iii) that affects such Lender.

(d)    No amendment, waiver, or modification shall increase the Term Commitments or extend the Maturity Date until the completion of all flood insurance documentation, diligence and coverage as required by the Flood Disaster Protection Act of 1973, as amended, or as otherwise satisfactory to all Lenders.

14.2. Replacement	of Certain Lenders.

(a)    If (i) any action to be taken by the Lender Group or any Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrower or Administrative Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)    Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including all interest, fees and other amounts that may be due in payable in respect thereof). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Administrative Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether

Administrative Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Term Loans.

14.3.    No Waivers; Cumulative Remedies. No failure by any Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by any Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by any Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by any Agent or any Lender on any occasion shall affect or diminish each Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Each Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that any Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1.    Appointment and Authorization of Agents. Each Lender hereby designates and appoints Wilmington as its administrative agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Administrative Agent, in such capacity, to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Administrative Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each Lender hereby designates and appoints Wells Fargo as its collateral agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Collateral Agent, in such capacity, to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Collateral Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each Agent agrees to act as agent for and on behalf of the Lenders on the conditions contained in this Section 15. The provisions of this Section 15 are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other party shall have rights as a third-party beneficiary of any of such provisions. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, no Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes Collateral Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Lenders agree that each Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that each Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to any Agent, Lenders agree that Administrative Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents to which it is a party, (c) make Term Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Administrative Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Administrative Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to any Agent, Lenders agree that Collateral Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents to which it is a party, (c) receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (d) open and maintain such bank accounts and cash management arrangements as such Collateral Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (e) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (f) incur and pay such Lender Group Expenses as Collateral Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2.    Delegation of Duties. Any Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney in fact except to the extent that a court of competent jurisdiction determines in a final and nonappealable order that Administrative Agent, as applicable, acted with gross negligence or willful misconduct in the selection of such agent(s) or attorney(s) in fact.

15.3.    Liability of Agents. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable order), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrower or its Subsidiaries.

15.4.    Reliance by Agents. Any Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by such Agent. Any Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless such Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, such Agent shall act, or refrain from acting, as it deems advisable. If any Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Any Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5.    Notice of Default or Event of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to such Agent for the account of the Lenders and, except with respect to Events of Default of which such Agent has actual knowledge, unless such Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Each Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which such Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and each Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, each Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until an Agent has received any such request, each Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6.    Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by an Agent, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges that no Agent has any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into an Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement.

15.7.    Costs and Expenses; Indemnification. Each Agent may incur and pay Lender Group Expenses to the extent such Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse an Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Each Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by such Agent to reimburse such Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event any Agent is not reimbursed for such costs and expenses by Borrower or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to such Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and nonappealable order) nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Term Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse any Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that such Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of any Agent.

15.8.    Agents in Individual Capacity. Each of Wells Fargo, Wilmington and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo and Wilmington were not Agents hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Wells Fargo, Wilmington and their respective Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver each Agent will use its reasonable best efforts to obtain), no Agent shall be under any obligation to provide such information to them.

15.9.    Successor Agents. Each Agent may resign as an Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders). In addition, the Required Lenders may remove or terminate any Agent upon not less than 10 days’ written notice to such Agent and Borrower (unless such notice is waived by Borrower or an Event of Default exists). If any Agent resigns or is terminated, as the case may be, under this Agreement, the Required Lenders shall be entitled to appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation or termination, as the case may be, of Agent, the Required Lenders may appoint a successor Agent from among the Lenders or such other Person as the Required Lenders shall select. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as an Agent shall be terminated. After any retiring Agent’s resignation or termination, as the case may be, hereunder as an Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement. If no successor Agent has accepted appointment as Administrative Agent or Collateral Agent, as applicable, by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10.    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances, such Lender shall not be under any obligation to provide such information to them.

15.11.    Collateral Matters.

(a)    The Lenders hereby irrevocably authorize Collateral Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Collateral Agent that the sale or disposition is permitted under Section 6.4 (and Collateral Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which neither Borrower nor its Subsidiaries owned any interest at the time Collateral Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to Borrower or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize each Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by an Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of an Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of an Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) each Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith such Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, no Agent will execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Collateral Agent or Borrower at any time, the Lenders will confirm in writing Collateral Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Collateral Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Collateral Agent’s opinion, could expose Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrower in respect of) any and all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize Collateral Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Collateral Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b)    Collateral Agent shall have no obligation whatsoever to any of the Lenders (i) to verify or assure that the Collateral exists or is owned by Borrower or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Collateral Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given Collateral Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Collateral Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.

15.12.    Restrictions on Actions by Lenders; Sharing of Payments.

(a)    Each of the Lenders agrees that it shall not, without the express written consent of Administrative Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or its Subsidiaries or any deposit accounts of Borrower or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)    If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from an Agent pursuant to the terms of this Agreement or any other Loan Document, or (ii) payments from Administrative Agent in excess of such Lender’s Pro Rata Share of all such distributions by Administrative Agent, such Lender promptly shall (A) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13.    Agency for Perfection. Collateral Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Collateral Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver possession or control of such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions.

15.14.    Payments by Agents to the Lenders. All payments to be made by an Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to such Agent. Concurrently with each such payment, each Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15.    Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Administrative Agent and Collateral Agent to enter into this Agreement and the other Loan Documents to which it is a party. Each member of the Lender Group agrees that any action taken by an Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by any Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.16.    [Intentionally Omitted].

15.17.    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Administrative Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Administrative Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for such Lender or on its behalf, nor to take any other action on behalf of such Lender hereunder or in connection with the financing contemplated herein.

16.	WITHHOLDING TAXES.

16.1.    Payments. All payments by or on account of any obligation of any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrower shall comply with the next sentence of this Section 16.1. If any Indemnified Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. Borrower shall indemnify each Agent and each Lender and Participant, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 16.1) payable or paid by such Agent, Lender or Participant or required to be withheld or deducted from a payment to such Agent, Lender or Participant and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Borrower will furnish to Administrative Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower. Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

16.2.    Exemptions.

(a)    If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Administrative Agent, to deliver to Administrative Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i)    if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN-E or Form W-8IMY (with proper attachments);

(ii)    if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN-E;

(iii)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v)    a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b)    Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so. Each Lender or Participant shall promptly notify Administrative Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c)    If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Administrative Agent, to deliver to Administrative Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so. Each Lender and each Participant shall promptly notify Administrative Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)    If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower, such Lender or Participant agrees to notify Administrative Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower. To the extent of such percentage amount, Administrative Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Assignee (or assignee Participant) may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

16.3.    Reductions.

(a)    If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Administrative Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Administrative Agent (or, in the case of a Participant, to the Lender granting the participation), then Administrative Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b)    If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Administrative Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Administrative Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Administrative Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Administrative Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Administrative Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Administrative Agent.

16.4.    Refunds. If Administrative Agent or a Lender reasonably determines that it has received a refund of any Indemnified Taxes to which Borrower has paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Administrative Agent hereunder as determined by a court of competent jurisdiction in a final and nonappealable order) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.

17.	GENERAL PROVISIONS.

17.1.    Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, Administrative Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2.    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3.    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4.    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5.    [Intentionally Omitted].

17.6.    Debtor-Creditor Relationship. The relationship between the Lenders and Agents, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7.    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8.    Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Collateral Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Collateral Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Collateral Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

17.9.    Confidentiality.

(a)    Agents and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agents and the Lenders in a confidential manner, and shall not be disclosed by Agents and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agents or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, any Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Borrower, any Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)    Anything in this Agreement to the contrary notwithstanding, Agents and Lenders may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agents or Lenders.

17.10.    Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid and so long as the Commitments have not expired or been terminated.

17.11.    Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act. In addition, if any Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower.

17.12.    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.13.    No Setoff. All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.

17.14.    Intercreditor Agreements. Each Agent and each Lender hereunder, by its acceptance of the benefits provided hereunder, (a) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Pari Passu Intercreditor Agreement, and (b) authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Pari Passu Intercreditor Agreement as Administrative Agent and Collateral Agent, respectively, on behalf of each Lender. Each Agent and each Lender hereby agrees that the terms, conditions and provisions contained in this Agreement are subject to the Pari Passu Intercreditor Agreement and, in the event of a conflict between the terms of the Pari Passu Intercreditor Agreement and this Agreement, the terms of the Pari Passu Intercreditor Agreement shall govern and control. Each Agent and each Lender hereunder, by its acceptance of the benefits provided hereunder, (a) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Second Lien Intercreditor Agreement, and (b) authorizes and instructs the Collateral Agent to enter into the Second Lien Intercreditor Agreement as Collateral Agent on behalf of each Lender. Each Agent and each Lender hereby agrees that the terms, conditions and provisions contained in this Agreement are subject to the Second Lien Intercreditor Agreement and, in the event of a conflict between the terms of the Second Lien Intercreditor Agreement and this Agreement, the terms of the Second Lien Intercreditor Agreement shall govern and control

17.15.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER:	NUVERRA ENVIRONMENTAL SOLUTIONS, INC., a Delaware corporation

	By:	/s/ Joseph M. Crabb
	Name:	Joseph M. Crabb
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

WILMINGTON SAVINGS FUND SOCIETY, FSB as Administrative Agent

By:	/s/ Geoffrey J. Lewis
Name:	Geoffrey J. Lewis
Title:	Vice President

ASCRIBE II INVESTMENTS LLC, as a Lender

By:	/s/ Lawrence First
Name:	Lawrence First
Title:	Chief Investment Officer

ASCRIBE III INVESTMENTS LLC, as a Lender

By:	/s/ Lawrence First
Name:	Lawrence First
Title:	Chief Investment Officer

ECF VALUE FUND, LP, as a Lender

By:	/s/ Jeff Gates
Name:	Jeff Gates
Title:	Managing Partner of the General Partner

ECF VALUE FUND II, LP, as a Lender

By:	/s/ Jeff Gates
Name:	Jeff Gates
Title:	Managing Partner of the General Partner

ECF VALUE FUND INTERNATIONAL MASTER, LP, as a Lender

By:	/s/ Jeff Gates
Name:	Jeff Gates
Title:	President of the Investment Manager

Schedule C-1

Commitments

Lender	Term Commitment
ASCRIBE II INVESTMENTS LLC	$531,250.00
ASCRIBE III INVESTMENTS LLC	$5,942,500.00
ECF VALUE FUND, LP	$1,484,527.06
ECF VALUE FUND II, LP	$3,568,149.59
ECF VALUE FUND INTERNATIONAL MASTER, LP	$973,573.35
All Lenders	$12,500,000.00

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“2016 Bond Debt” means the Indebtedness of Borrower and its Subsidiaries under the 2016 Bond Documents.

“2016 Bond Documents” means the 2016 Bond Indenture, the 2016 Bonds, each guaranty executed in connection therewith, the Second Lien Intercreditor Agreement, and such other documents, instruments and agreements as may from time to time be executed and delivered in connection with the foregoing.

“2016 Bond Indenture” means that certain bond indenture, dated as of April 15, 2016, among Borrower, the guarantors party thereto, and Wilmington, as trustee, for the benefit of the holders of the 12.500% / 10.000% Senior Secured Second Lien Notes due 2021, as amended, modified or restated from time to time in a manner permitted by the Second Lien Intercreditor Agreement.

“2016 Bonds” means the 12.500% / 10.000% Senior Secured Second Lien Notes due 2021 (including any Exchange Notes (as defined in the 2016 Bond Indenture) issued in respect thereof) issued pursuant to the terms of the 2016 Bond Indenture.

“Account” means an account (as that term is defined in the Code).

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Administrative Agent” has the meaning specified therefor in the preamble to the Agreement.

“Administrative Agent’s Account” means the Deposit Account of Administrative Agent identified on Schedule A-1 to the Agreement (or such other Deposit Account of Administrative Agent that has been designated as such, in writing, by Administrative Agent to Borrower and the Lenders).

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Advance” means collectively, the Initial Advance and each Subsequent Advance or any one of them, as the context requires.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of Section 6.10 of the Agreement: (a) any Person which owns

Schedule 1.1 – Page 1

directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” means Administrative Agent or Collateral Agent, as the context may require.

“Agent-Related Persons” means each Agent, together with their respective Affiliates, officers, directors, employees, attorneys, agents and advisors.

“Agreement” means the Debtor-in-Possession Term Loan Credit Agreement to which this Schedule 1.1 is attached.

“Applicable Margin” means, as of any date of determination and with respect to any Loans, 12.00 percentage points.

“Asset Sales” means, with reference to the Bond Indenture, the meaning specified therefor in the Bond Indenture, and with reference to the 2016 Bond Indenture, the meaning specified therefor in the 2016 Bond Indenture.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

“Authorized Person” means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Borrower to Administrative Agent.

“Availability” has the meaning specified therefor in the DIP Revolving Facility.

“Avoidance Action” means any and all claims and causes of action of any Borrower’s estate arising under Sections 542, 544, 545, 547, 548, 549, 550, 551, 553(b) or 724(a) of the Bankruptcy Code, together with any proceeds therefrom.

“Avoided Payment” has the meaning set forth in Section 2.4(g) of this Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Bankruptcy Court” has the meaning given to it in the Recitals.

Schedule 1.1 – Page 2

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bond Debt” means the Indebtedness of Borrower and its Subsidiaries under the Bond Documents.

“Bond Documents” means the Bond Indenture, the Bonds, each guaranty executed in connection therewith, and such other documents, instruments and agreements as may from time to time be executed and delivered in connection with the foregoing.

“Bond Indenture” means that certain Indenture, dated April 10, 2012, among Borrower, the guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A, as trustee, for the benefit of the holders of the 9.875% Senior Notes due 2018, as amended, modified or restated from time to time in a manner permitted by this Agreement.

“Bondholders” means the Persons from time to time owning the Bonds.

“Bonds” means the 9.875% Senior Notes due 2018 (including any Exchange Notes (as defined in the Bond Indenture) issued in respect thereof) issued pursuant to the terms of the Bond Indenture.

“Borrower” has the meaning specified therefor in the preamble to the Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Borrowing” means a borrowing consisting of Term Loans made on the same day by the Lenders (or Administrative Agent on behalf thereof).

“Budget” means a 13 week cash flow forecast and operating budget setting forth the projected financial operations of Borrower and its Subsidiaries, which budget shall be in form and substance satisfactory to Administrative Agent and the Required Lenders and shall in any event include available cash, cash flow, trade payables, total expenses and capital expenditures, and projected availability during the term of this Agreement; a copy of the initial Budget is attached as Exhibit D, as amended, supplemented or modified from time to time with the written consent of Administrative Agent and Required Lenders acting in a commercially reasonable manner.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Georgia or that state of Administrative Agent’s principal office, except that, if a determination of a Business Day shall relate to LIBOR, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

Schedule 1.1 – Page 3

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Carveout” has the meaning specified in the Financing Order.

“Cases” has the meaning given to it in the Recitals.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), and (c) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (d) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (c) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation.

“Cash Management Order” means an order authorizing the Debtors to continue using their current Cash Management Services and that is in form and substance satisfactory to the Lenders.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Certificated Equipment” means any Equipment the ownership of which is evidenced by, or under applicable law, is required to be evidenced by, a certificate of title.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change of Control” means that:

(a)    any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Mark D. Johnsrud and his Affiliates becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35%, or more, of the Equity Interests of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Borrower,

(b)    during the Cases, individuals who at the Filing Date were members of Borrower’s Board of Directors cease for any reason to constitute a majority of the directors of Borrower then in office unless (i) such new directors were elected by a majority of the directors of Borrower who constituted the Board of Directors of Borrower at the beginning of such period (or by directors so elected) or by the

Schedule 1.1 – Page 4

stockholders pursuant to the nomination of the existing directors, or (ii) the reason for such directors failing to constitute a majority is a result of retirement by directors due to age, death or disability,

(c)    so long as any Bond Debt is outstanding, a “Change of Control” as defined in the Bond Indenture,

(d)    so long as any 2016 Bond Debt is outstanding, a “Change of Control” as defined in the 2016 Bond Indenture,

(e)    so long as any DIP Revolving Loan Debt is outstanding, a “Change of Control” as defined in the DIP Revolving Loan Documents, or

(f)    prior to the Discharge of Revolving Credit Agreement Obligations, a “Change of Control” as defined in the Revolving Credit Agreement.

“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means the date of making of the Initial Advance under the Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or any of its Subsidiaries in or upon which a Lien is granted by such Person in favor of Collateral Agent or the Lenders under any of the Loan Documents, including, without limitations, Avoidance Actions.

“Collateral Agent” means Wells Fargo in its capacity as collateral agent for each member of the Lender Group, together with its successors and assigns in such capacity.

“Collateral Agent’s Liens” means the Liens granted by Borrower or its Subsidiaries to Collateral Agent under the Loan Documents and securing the Obligations.

“Commitment” means, with respect to each Lender, its Term Commitment and, with respect to all Lenders, their Term Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

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“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by a Responsible Officer of Borrower to Administrative Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Connection Income Taxes” means taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes or branch profits taxes, in each case, as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document).

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Collateral Agent, executed and delivered by Borrower or one of its Subsidiaries, Collateral Agent or its bailee for perfection, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Debtors” has the meaning given to it in the Recitals.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement within 2 Business Days of the date that it is required to do so under the Agreement, (b) notified Borrower, Administrative Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Administrative Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Administrative Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it under the Agreement within 2 Business Days of the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding or Bail-In Action, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding or Bail-In Action, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means the interest rate applicable to Term Loans.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1 to the Agreement (or such other Deposit Account of Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrower to Administrative Agent).

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“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrower to Administrative Agent).

“DIP Facility” has the meaning given to it in the Recitals.

“DIP Guaranty and Security Agreement” means the guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agents and the Required Lenders, executed and delivered by Borrower and each of the Guarantors to Agents.

“DIP Revolving Facility” means that certain revolving facility under the DIP Revolving Loan Documents.

“DIP Revolving Loan” means an advance under the DIP Revolving Loan Documents.

“DIP Revolving Loan Debt” means all obligations and liabilities under the DIP Revolving Loan Documents.

“DIP Revolving Loan Documents” means that certain Debtor-in-Possession Credit Agreement, in form and substance satisfactory to Administrative Agent and the Required Lenders, and all other related loan documents.

“Discharge of Revolving Credit Agreement Obligations” has the meaning specified therefor in the Pari Passu Intercreditor Agreement.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 90 days after the Maturity Date.

“Dollars” or “$” means United States dollars.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

Schedule 1.1 – Page 7

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).

Schedule 1.1 – Page 8

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of the Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender pursuant to a law in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding taxes imposed under FATCA.

“Extraordinary Receipts” means any payments received by Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) of the Agreement) consisting of (i) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, (ii) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries), (iii) any purchase price adjustment received in connection with any purchase agreement, (iv) tax refunds, or (v) proceeds from business interruption insurance.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Fee Letter” means that certain supplemental fee letter, dated as of even date with the Agreement, between Borrower and Administrative Agent.

“Filing Date” has the meaning given to it in the Recitals.

“Final Order” means an order, entered on a final basis, authorizing the Debtors to obtain postpetition financing, which shall be entered in the Cases and shall be in form and substance acceptable to Agent.

“Financing Order” means, collectively, the Interim Order and the Final Order.

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“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means (a) each Subsidiary of Borrower, and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement; provided that it is understood and agreed that Nuverra Rocky Mountain shall not be required to become a guarantor hereunder so long as it remains an Immaterial Subsidiary (and that, upon ceasing to be an Immaterial Subsidiary, Nuverra Rocky Mountain shall within 10 Business Days take all actions required under the Loan Documents, including Section 5.11 of the Agreement, to become a guarantor hereunder and take all actions incidental thereto.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Immaterial Subsidiaries” means any Subsidiary of Borrower which does not (a) own any assets (other than assets of a de minimis nature), (b) have any liabilities (other than liabilities of a de minimis nature), or (c) engage in any business activity and “Immaterial Subsidiary” means any one of them.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase

Schedule 1.1 – Page 10

price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) or similar liabilities, (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Taxes” means, any Taxes other than Excluded Taxes.

“Initial Advance” has the meaning specified therefor in Section 2.1(a)(i) of the Agreement.

“Initial Advance Amount” has the meaning specified therefor in Section 2.1(a)(i) of the Agreement.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of April 15, 2016 (as amended, modified, supplemented or restated), executed and delivered by Borrower, each of its Subsidiaries, and Prepetition Agent.

“Interest Period” means, with respect to each Loan, a period commencing on the date of the making of such Loan (or the continuation of a Loan) and ending 1 month thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1 month after the date on which the Interest Period began, as applicable, and (d) Borrower may not elect an Interest Period which will end after the Maturity Date.

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“Interim Order” means an order, entered on an interim basis, authorizing the Debtors to obtain postpetition financing, which shall be entered in the Cases and shall be in form and substance acceptable to Agent.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Lender” has the meaning set forth in the preamble to the Agreement, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders and Agents, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by each Agent in connection with the Lender Group’s transactions with Borrower or its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) each Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Borrower or its Subsidiaries, (d) Administrative Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Loan Party, Lender or Collateral Agent (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Administrative Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) each Agents’ and each Lenders’ reasonable costs and expenses (including reasonable documented attorneys’ fees and expenses) relative to third party subpoenas, claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Collateral Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Borrower or any of its Subsidiaries, (h) each Agents’ reasonable documented costs and expenses (including reasonable documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to the CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in

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connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, (i) each Agents’ and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral, and (j) any expenses that would be considered “Lender Group Expenses” as defined in the Prepetition Credit Agreement.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“LIBOR Rate” means the rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) two (2) Business Days prior to the commencement of the requested Interest Period, in Dollars for a term, and in an amount, comparable to the Interest Period and the amount of the Loan requested (whether as an initial Loan or as a continuation of a Loan) by Borrower in accordance with the Agreement. If any such rate is below 1.00%, the LIBOR Rate shall be deemed to be 1.00%..

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means any Term Loan made hereunder.

“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Loan Documents” means the Agreement, the Financing Order, the Control Agreements, the Fee Letter, the Pari Passu Intercreditor Agreement, the Second Lien Intercreditor Agreement, the DIP Guaranty and Security Agreement, the Intercompany Subordination Agreement, the Mortgages, the Trademark Security Agreement, any Patent Security Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Party” means Borrower or any Guarantor.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower’s and its Subsidiaries ability to perform their obligations

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under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of an Agent), or (c) a material impairment of the enforceability or priority of Collateral Agent’s Liens with respect to all or a material portion of the Collateral.

“Material Contract” means each contract or instrument to which Borrower or any of its Subsidiaries is a party or by which Borrower, any of its Subsidiaries or any of their properties is bound (a) which is deemed to be a material contract as provided in Regulation S-K promulgated by the SEC under the Securities Act, or (b) the termination or suspension of which, or the failure of any party thereto to perform its obligations thereunder, could reasonably be expected to cause a Material Adverse Effect.

“Maturity Date” means the earliest to occur of: (i) August 7, 2017, (ii) the occurrence of an Event of Default, and (iii) the effective date of any Chapter 11 plan of reorganization confirmed in the Cases.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or its Subsidiaries in favor of Collateral Agent or its bailee, in form and substance reasonably satisfactory to Collateral Agent, that encumber the Real Property Collateral.

“Net Cash Proceeds” means:

(a)    with respect to any sale or disposition by Borrower or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Borrower or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to any Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Collateral Agent and (y) paid to Administrative Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and

(b)    with respect to the issuance or incurrence of any Indebtedness by Borrower or any of its Subsidiaries, or the issuance by Borrower or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of

Schedule 1.1 – Page 14

Borrower or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Nuverra Rocky Mountain” means Nuverra Rocky Mountain Pipeline, LLC, a Delaware limited liability company.

“Obligations” means all loans (including the Term Loans), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include the obligation to pay (i) the principal of the Term Loans, (ii) interest accrued on the Term Loans, (iii) Lender Group Expenses, (iv) fees payable under the Agreement or any of the other Loan Documents, and (v) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Pari Passu Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of April 15, 2016, by and among Prepetition Agent, Wells Fargo Bank, National Association, as pari passu collateral agent, Borrower and each other grantor party thereto, as amended and restated on the date hereof.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.

Schedule 1.1 – Page 15

“Patent Security Agreement” has the meaning specified therefor in the DIP Guaranty and Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.13 of the Agreement.

“Permitted Dispositions” means:

(a)    sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and consistent with past practice and leases or subleases of Real Property not useful in the conduct of the business of Borrower and its Subsidiaries,

(b)    sales of Inventory to buyers in the ordinary course of business,

(c)    the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement, the Financing Order or the other Loan Documents,

(d)    the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e)    the granting of Permitted Liens,

(f)    the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g)    any involuntary loss, damage or destruction of property,

(h)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i)    the leasing or subleasing of assets of Borrower or its Subsidiaries in the ordinary course of business,

(j)    [Intentionally Omitted],

(k)    (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of Borrower and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,

(l)    [Intentionally Omitted],

(m)    the making of Permitted Investments,

(n)    so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets from Borrower or any of its Subsidiaries to a Loan Party,

(o)    [Intentionally Omitted]; and

Schedule 1.1 – Page 16

(p)    the sale or disposition of the equity interests of Underground Solutions, Inc., a Delaware corporation, by Borrower.

“Permitted Indebtedness” means:

(a)    Indebtedness evidenced by the Agreement or the other Loan Documents,

(b)    Indebtedness set forth on Schedule 4.14 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(c)    Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d)    endorsement of instruments or other payment items for deposit,

(e)    Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Borrower or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f)    [intentionally omitted],

(g)    [intentionally omitted],

(h)    Indebtedness incurred in the ordinary course of business and consistent with past practice under performance, surety, statutory, or appeal bonds,

(i)    Indebtedness owed to any Person providing or financing the purchase of property, casualty, liability, or other insurance to Borrower or any of its Subsidiaries in the ordinary course of business consistent with past practice, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j)    the incurrence by Borrower or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes,

(k)    Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “commercial cards”, “procurement cards” or “p-cards”), or Cash Management Services,

(l)    [Intentionally Omitted],

(m)    [Intentionally Omitted],

(n)    Indebtedness composing Permitted Investments,

Schedule 1.1 – Page 17

(o)    unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(p)    accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(q)    [intentionally omitted],

(r)    Indebtedness under the Bond Documents, provided that the aggregate principal amount of such Indebtedness and the Indebtedness under clause (u) below does not exceed $368,600,000, plus any interest required or permitted to be paid in kind under and pursuant to the 2016 Bond Documents,

(s)    unsecured Indebtedness of Borrower pursuant to that certain Promissory Note, dated as of June 9, 2015, by Borrower in favor of S&D Holdings, LLC, a Pennsylvania limited liability company, in an aggregate principal amount not to exceed $7,500,000,

(t)    any other unsecured Indebtedness incurred by Borrower or any of its Subsidiaries in an aggregate outstanding amount not to exceed $11,000,000 less any prepayments thereof,

(u)    Indebtedness under the 2016 Bond Documents, provided that the aggregate principal amount of such Indebtedness and the Indebtedness under clause (r) above does not exceed $368,600,000, plus any interest required or permitted to be paid in kind under and pursuant to the 2016 Bond Documents,

(v)    the Prepetition Obligations and Reinstated Prepetition Obligations,

(w)    the DIP Revolving Loan Debt, and

(x)    Revolving Credit Agreement Obligations.

“Permitted Intercompany Advances” means loans and other Investments made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of Borrower that is not a Loan Party to another Subsidiary of Borrower that is not a Loan Party, and (c) a Subsidiary of Borrower that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, so long as such advances meet the requirements of the Financing Order and the Budget (as applied through the financial covenants set forth in this Agreement).

“Permitted Investments” means:

(a)    Investments in cash and Cash Equivalents,

(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c)    advances made in connection with purchases of goods or services in the ordinary course of business,

(d)    [Intentionally Omitted],

Schedule 1.1 – Page 18

(e)    Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to the Agreement,

(f)    guarantees permitted under the definition of Permitted Indebtedness,

(g)    Permitted Intercompany Advances,

(h)    Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i)    deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j)    [Intentionally Omitted],

(k)    [Intentionally Omitted],

(l)    Investments resulting from entering into agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness, and

(m)    equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law.

“Permitted Liens” means

(a)    Liens granted to, or for the benefit of, Collateral Agent to secure the Obligations,

(b)    Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Collateral Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c)    judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d)    Liens set forth on Schedule P-2 to the Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e)    the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f)    purchase money Liens on fixed assets or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the fixed asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g)    [Intentionally Omitted],

Schedule 1.1 – Page 19

(h)    Liens on amounts deposited to secure Borrower’s and its Subsidiaries obligations in connection with worker’s compensation or other unemployment insurance,

(i)    Liens on amounts deposited to secure Borrower’s and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j)    Liens on amounts deposited to secure Borrower’s and its Subsidiaries reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k)    with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l)    non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m)    Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n)    rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,

(o)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q)    [intentionally omitted],

(r)    [intentionally omitted],

(s)    Permitted Priority Liens,

(t)    Liens securing the 2016 Bond Debt, so long as such Liens are subject to the Second Lien Intercreditor Agreement,

(u)    Liens securing the Revolving Credit Agreement Obligations, so long as such Liens are subject to the Pari Passu Intercreditor Agreement,

(v)    Liens securing the DIP Revolving Loan Debt, so long as such Liens are subject to the Pari Passu Intercreditor Agreement,

(w)    Liens securing the Prepetition Obligations and Reinstated Prepetition Obligations, and

Schedule 1.1 – Page 20

(x)    other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $1,000,000.

Notwithstanding anything to the contrary in this Agreement or other Loan Documents, after the Closing Date, no Loan Party will, and no Loan Party will permit any of its Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Lien with priority over the Liens created by the Loan Documents, except to the extent set forth in the Pari Passu Intercreditor Agreement and except the Permitted Priority Liens.

“Permitted Priority Liens” means (a) the Carveout and (b) all Liens in favor of third parties, which third-party liens, as of the Filing Date, had priority under applicable law over the Liens in favor of the Prepetition Agent, solely to the extent that such Liens are valid, perfected and non-avoidable as of the Filing Date and are either perfected as of the Filing Date or subject to perfection after the Filing Date pursuant to section 546(b) of the Bankruptcy Code, were not subordinated by agreement or applicable law, and do not secured Indebtedness incurred on or after the Filing Date, in each case subject to the terms of the Financing Order and otherwise agreed to by Administrative Agent and the Required Lenders.

“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiary, as applicable, in good faith, and (c) Administrative Agent and the Required Lenders are satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Collateral Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred before the Closing Date that would have been “Permitted Purchase Money Indebtedness” under the Prepetition Credit Agreement.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Prepetition Agent” has the meaning given to it in the Recitals.

“Prepetition Credit Agreement” has the meaning given to it in the Recitals.

“Prepetition Lenders” has the meaning given to it in the Recitals.

Schedule 1.1 – Page 21

“Prepetition Loan Documents” means the “Loan Documents” as defined in the Prepetition Credit Agreement.

“Prepetition Obligations” means the “Obligations” as defined in the Prepetition Credit Agreement; provided that Prepetition Obligations shall not include Reinstated Prepetition Obligations.

“Prepetition Revolving Lenders” means the “Lenders” as defined in the Revolving Credit Agreement.

“Pro Rata Share” means, as of any date of determination:

(a)    with respect to a Lender’s obligation to make all or a portion of the Term Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Term Loans, and with respect to all other computations and other matters related to the Term Commitments or the Term Loans, the percentage obtained by dividing (i) the Term Loan Exposure of such Lender by (ii) the aggregate Term Loan Exposure of all Lenders, and

(b)    with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) the Term Loan Exposure of such Lender by (ii) the aggregate Term Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Term Loans had not been repaid, collateralized, or terminated and shall be based upon the Term Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.

“Qualified Equity Interests” means and refers to any Equity Interests issued by Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or its Subsidiaries and the improvements thereto.

“Real Property Collateral” means the Real Property identified on Schedule R-1 to the Agreement.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a)    such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)    such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

Schedule 1.1 – Page 22

(c)    if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d)    the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Register” has the meaning set forth in Section 13.1(h) of the Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.

“Reinstated Prepetition Obligations” means any Prepetition Obligations constituting an Avoided Payment, to the extent such obligations have been reinstated, in each case, pursuant to, and subject to the requirements and terms of a final and nonappealable order of the Bankruptcy Court.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Required Budget Amount” means, with respect to each Subsequent Advance on any Subsequent Advance Date, the amount set forth under the caption “Incremental Funding / DIP Facility” in the Budget for a week in which the applicable Subsequent Advance Date occurs.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the aggregate Term Loan Exposure of all Lenders; provided, that the Term Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders.

“Responsible Officer” means, with respect to each Loan Party, the chief executive officer, president, chief financial officer, treasurer, controller or assistant treasurer, the chief restructuring officer or any vice president of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

Schedule 1.1 – Page 23

“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Borrower (including any payment in connection with any merger or consolidation involving Borrower) or to the direct or indirect holders of Equity Interests issued by Borrower in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Borrower), or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Borrower) any Equity Interests issued by Borrower, and (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Borrower now or hereafter outstanding.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of April 9, 2017, by and among certain Lenders and the Loan Parties, as amended by that certain First Amendment to Restructuring Support Agreement, dated as of April 20, 2017, wherein all parties will commit to pursue and support a mutually acceptable Chapter 11 plan of reorganization pursuant to which the Obligations and Prepetition Obligations will be paid in full on or before the effective date of such plan.

“Revolving Credit Agreement” means the credit agreement, dated as of February 3, 2014, (as amended or modified) among Borrower, the guarantors party thereto, and the lenders party thereto, as amended, modified or restated from time to time in a manner permitted by the Pari Passu Intercreditor Agreement.

“Revolving Credit Agreement Documents” means the Revolving Credit Agreement, any promissory notes issued in connection therewith, the Pari Passu Intercreditor Agreement, each guaranty executed in connection therewith, and such other documents, instruments and agreements as may from time to time be executed and delivered in connection with the foregoing.

“Revolving Credit Agreement Obligations” means the “Obligations” under and as defined in the Revolving Credit Agreement.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Second Lien Intercreditor Agreement” means an Intercreditor Agreement, dated as of April 15, 2016 (as amended, modified, supplemented or restated), by and among Wells Fargo Bank, National Association, as first lien agent, and the agent under the 2016 Bond Indenture, and acknowledged

Schedule 1.1 – Page 24

by Borrower and its Subsidiaries party thereto from time to time, as amended and restated on the date hereof.

“Subject Holder” has the meaning specified therefor in Section 2.4(e)(v) of the Agreement.

“Subsequent Advance” has the meaning specified therefor in Section 2.1(a)(ii) of the Agreement.

“Subsequent Advance Amount” has the meaning specified therefor in Section 2.1(a)(ii) of the Agreement.

“Subsequent Advance Date” means the date on which all conditions to the Borrowing of the applicable Subsequent Advance set forth in Section 3.2 of the Agreement have been satisfied.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Term Commitment” means, with respect to each Term Lender, its Term Commitment, and, with respect to all Term Lenders, their Term Commitments, in each case as such Dollar amounts are set forth beside such Term Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Term Lender became a Term Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Term Lender” means a Lender that has a Term Loan Commitment or that has an outstanding Term Loan.

“Term Loan Exposure” means, with respect to any Term Lender, as of any date of determination (a) prior to the termination of the Term Commitments, the amount of such Lender’s Term Commitment, and (b) after the termination of the Term Commitments, the aggregate outstanding principal amount of the Term Loans of such Lender.

“Term Loan” has the meaning specified therefor in Section 2.1(a) of the Agreement.

“Trademark Security Agreement” has the meaning specified therefor in the DIP Guaranty and Security Agreement.

“United States” means the United States of America.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association.

Schedule 1.1 – Page 25

“Wilmington” means Wilmington Savings Fund Society, FSB.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Schedule 1.1 – Page 26

Schedule 3.1

The effectiveness of this Agreement is subject to the fulfillment, to the satisfaction of each Lender, of each of the following conditions precedent:

(a)    The Closing Date shall occur on or before May 3, 2017;

(b)    Each Agent shall have received each of the following documents, in form and substance satisfactory to each Agent party thereto, duly executed and delivered, and each such document shall be in full force and effect:

(i)    the Fee Letter,

(ii)    the DIP Guaranty and Security Agreement,

(iii)    an amended and restated Pari Passu Intercreditor Agreement,

(iv)    an amended and restated Second Lien Intercreditor Agreement, and

(v)    a Master Reaffirmation of Loan Documents;

(c)    Administrative Agent shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

(d)    Administrative Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, which Governing Documents shall be (i) certified by the Secretary of such Loan Party, and (ii) with respect to Governing Documents that are charter documents, certified as of a recent date (not more than 30 days prior to the Closing Date) by the appropriate governmental official;

(e)    Administrative Agent shall have received evidence that the Loan Parties have entered into a DIP Revolving Loan facility that (i) will provide the incremental funding contemplated by the Budget and (ii) has terms and conditions satisfactory to Administrative Agent and the Required Lenders in their sole discretion;

(f)    The Cases shall have been commenced in the Bankruptcy Court, no trustee or examiner shall have been appointed with respect to any of the Loan Parties or any property of or any estate of any Loan Party and the Bankruptcy Court shall have entered all first day orders (other than the Final Order), each in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders;

(g)    The Bankruptcy Court shall have entered the Interim Order within five (5) Business Days of the Filing Date, which Interim Order (x) shall have been entered upon an application or motion of the Loan Parties satisfactory in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders and upon prior notice to such parties required to receive such notice and such other parties as may be reasonably requested by Administrative Agent; (y) shall be in full force and effect and shall not have been amended, modified or stayed, or reversed; and, if the Interim Order is the subject of a pending objection, appeal or motion for reconsideration in any respect, neither the Interim

Order, nor the making of the Term Loans, or the performance by the Loan Parties of any of the Obligations shall be the subject of a presently effective stay, and (z) shall otherwise satisfy the requirements of the definition of Interim Order set forth herein;

(h)    The Bankruptcy Court shall have entered the Cash Management Order, which may be on an interim or final basis, authorizing the Loan Parties to maintain and continue to use their cash management system in the ordinary course of business, in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders;

(i)    Administrative Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.6 of the Agreement, the form and substance of which shall be satisfactory to Administrative Agent and the Required Lenders;

(j)    Each Agent and Lender shall have completed its business, legal, and collateral due diligence, including a review of Borrower’s and its Subsidiaries’ material agreements, in each case, the results of which shall be satisfactory to each Agent and Lender;

(k)    Each Agent and Lender shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Loan Party, and (ii) OFAC/PEP searches and customary individual background searches for each Loan Party’s senior management and key principals, the results of which shall be satisfactory to each Agent and Lender;

(l)    Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by the Agreement and the other Loan Documents;

(m)    Borrower shall have paid all interest and expenses currently due under the Prepetition Loan Documents;

(n)    Borrower and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower or its Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby; and

(o)    all other documents and legal matters in connection with the transactions contemplated by the Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Administrative Agent and the Required Lenders.

Schedule 3.1 – Page 2

Schedule 5.1

Deliver to Administrative Agent (and if so requested by Administrative Agent, with copies to each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Administrative Agent and the Required Lenders:

as soon as available, but in any event within 30 days after the end of each month during each of Borrower’s fiscal years,

(a) an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity covering Borrower’s and its Subsidiaries’ operations during such period and compared to the prior period and plan, together with a corresponding discussion and analysis of results from management, and

(b) a Compliance Certificate

within 30 days after the end of each quarter during each of Borrower’s fiscal years,	(c) a Perfection Certificate or a supplement to the Perfection Certificate to the extent a Perfection Certificate or a supplement to the Perfection Certificate is delivered to the Administrative Agent (as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement.

as soon as available, but in any event within 90 days after the end of each of Borrower’s fiscal years,

(d) consolidated and consolidating financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Administrative Agent and the Required Lenders and certified, without any qualifications (including any (A) qualification or exception as to the scope of such audit, or (B) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management),

(e) a Compliance Certificate, and

(f) a detailed calculation demonstrating whether or not each Subsidiary that has been excluded as a Loan Party by virtue of being an Immaterial Subsidiary remains an Immaterial Subsidiary.

as soon as available, but in any event within 30 days after the end of each of Borrower’s fiscal years,	(g) copies of Borrower’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Administrative Agent and the Required Lenders, in their respective Permitted Discretion, for the forthcoming fiscal year, month by month, certified by a Responsible Officer of Borrower as being such officer’s good faith estimate of the financial performance of Borrower during the period covered thereby.

if and when filed by Borrower, provided, however, that Borrower shall be deemed to have furnished the information required if it shall have timely filed such information for public availability with the SEC and/or on its internet home page,

(h) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(i) any other filings made by Borrower with the SEC, and

(j) any other information that is provided by Borrower to its shareholders generally.

promptly, but in any event within 5 days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(k) notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto.

promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Borrower or any of its Subsidiaries,	(l) notice of all actions, suits, or proceedings brought by or against Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

upon the request of any Agent or Lender,	(m) any other information reasonably requested of Borrower or its Subsidiaries.

Documents required to be delivered pursuant to this Schedule 5.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at www.nuverra.com and notifies Administrative Agent that such documents are available; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and each Agent have access (whether a commercial, third-party website or whether sponsored by an Agent or Lender) and Administrative Agent receives notification from Borrower that such documents are available; provided, that Borrower shall deliver paper copies of such documents to any Agent or any Lender upon its request to Borrower to deliver such paper copies. Notwithstanding anything contained in this paragraph to the contrary, in every instance Borrower shall be required to provide copies of the Compliance Certificates electronically or otherwise in a manner reasonably satisfactory to Administrative Agent and the Required Lenders. Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Compliance with the requirements set forth in this Schedule 5.1 does not relieve Borrower of the other reporting requirements set forth in the Credit Agreement, including but not limited to Section 5.1.

Schedule 5.19 – Milestones

•	No later than five (5) Business Days after the Filing Date, or such later date as may be consented to by the Administrative Agent and the Lenders, Borrower will have obtained entry of the Interim Order.

•	No later than thirty (30) days after the Filing Date, or such later date as may be consented to by the Administrative Agent and the Lenders, Borrower will have obtained entry of the Final Order.

•	No later than sixty (60) days after the Filing Date, or such later date as may be consented to by the Administrative Agent and the Lenders, Borrower will have obtained entry of an order confirming a chapter 11 plan conforming to the requirements of the Restructuring Support Agreement (the “Conforming Plan”) and approving of the disclosure statement, all in form and substance acceptable to Agent.

•	No later than seventy five (75) days after the Filing Date, or such later date as may be consented to by the Administrative Agent and the Lenders, the Effective Date (as defined in the Conforming Plan) of the Conforming Plan will occur.